UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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WASHINGTON TRUST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WASHINGTON TRUST BANCORP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 26, 2011

To the Shareholders of
Washington Trust Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of WASHINGTON TRUST BANCORP, INC., a Rhode Island corporation (the “Corporation”), will be held at the Westerly Library, 44 Broad Street, Westerly, Rhode Island on Tuesday, the 26th of April, 2011 at 11:00 a.m. (local time) for the purpose of considering and acting upon the following:

1.	The election of five directors, nominated by the Board of Directors, for three year terms, each to serve until their successors are duly elected and qualified;

2.	The ratification of the selection of KPMG LLP as the Corporation’s independent registered public accounting firm for the year ending December 31, 2011;

3.	A non-binding resolution to approve the compensation of the Corporation’s named executive officers;

4.	A non-binding resolution to select the frequency of a shareholder vote to approve the compensation of the Corporation’s named executive officers; and

5.	Such other business as may properly come before the meeting, or any adjournment thereof.

Only shareholders of record at the close of business on February 25, 2011 will be entitled to notice of and to vote at the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING.  PLEASE SIGN, DATE, AND FILL IN THE ENCLOSED PROXY OR VOTING INSTRUCTION FORM AND RETURN IT BY MAIL IN THE ENCLOSED ADDRESSED ENVELOPE OR VOTE YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE AS DESCRIBED IN THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM.  IF YOU WISH TO VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING, YOUR PROXY MAY BE REVOKED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on April 26, 2011: The Corporation’s 2011 Proxy Statement, Form 10-K and Annual Report for 2010 are available at www.washtrust.com/proxy.  These documents are also available by calling the Corporation’s toll-free number (800) 475-2265 or by contacting Elizabeth B. Eckel, Senior Vice President by email at investor.relations@washtrust.com.

Free parking is available at the Washington Trust parking garage at 23 Broad Street, Westerly, Rhode Island.  The Westerly Library is handicapped accessible.  Shareholders may call 401-348-1566 for questions regarding accessibility.

By order of the Board of Directors,

/s/ David V. Devault

David V. Devault, Secretary

This proxy statement is dated March 14, 2011 and was first mailed to the Corporation’s shareholders on or about March 14, 2011.

WASHINGTON TRUST BANCORP, INC.

23 Broad Street, Westerly, RI  02891    Telephone: 401-348-1200

PROXY STATEMENT

The accompanying proxy is solicited by and on behalf of the Board of Directors of Washington Trust Bancorp, Inc. (the “Corporation” or “Washington Trust”) for use at the Annual Meeting of Shareholders to be held at the Westerly Library, 44 Broad Street, Westerly, Rhode Island on Tuesday, the 26th of April, 2011 at 11:00 a.m. (local time) (the “Annual Meeting”), and any adjournment thereof, and may be revoked at any time before it is exercised by submission of another proxy bearing a later date, by voting through the Internet or by telephone, by attending the Annual Meeting and voting in person, or by notifying the Corporation of the revocation in writing to the Secretary of the Corporation, 23 Broad Street, Westerly, Rhode Island 02891.  If not revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated by the shareholder or, if no instructions are indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted “for” Proposal Nos. 1, 2 and 3 and for a frequency of every “1 year” for Proposal No. 4.

This Proxy Statement is dated March 14, 2011 and was first mailed to our shareholders on or about March 14, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting To Be Held on April 26, 2011: Our 2011 Proxy Statement, our Form 10-K and our Annual Report for 2010 are available at www.washtrust.com/proxy.  These documents are also available by calling our toll-free number (800) 475-2265 or by contacting Elizabeth B. Eckel, Senior Vice President, by email at investor.relations@washtrust.com.

As of February 25, 2011, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, there were 16,198,820 shares of our common stock, $0.0625 par value, issued and outstanding.  Each share of common stock is entitled to one vote per share on all matters to be voted upon at the Annual Meeting, with all holders of common stock voting as one class.  A majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.  Abstentions and broker non-votes will be counted for purposes of determining if a quorum is present.

You may either vote “for” all the nominees to the Board of Directors or you may “withhold” your vote for any nominee you specify.  For Proposal Nos. 2 and 3, you may vote “for” or “against” or abstain from voting.  For Proposal No. 4, you may vote for a frequency of every “1 year”, every “2 years” or every “3 years”, or abstain from voting.

Directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.  Plurality means that the individuals who receive the largest number of “for” votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.  Accordingly, the five nominees receiving the most “for” votes will be elected as directors.  Abstentions and broker non-votes will not affect the outcome of the election of directors.

The ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 will require “for” votes from a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal.  Abstentions will have the same effect as a vote "against" the proposal.  Broker non-votes, if any, will have no effect on the vote.

The approval of the resolution to approve the compensation of the Corporation's named executive officers will require “for” votes from a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal.  Abstentions will have the same effect as a vote "against" the proposal.  Broker non-votes, if any, will have no effect on the vote.

The non-binding resolution to select the frequency of future shareholder advisory votes to approve the compensation of the Corporation’s named executive officers will involve your consideration of four choices, three of which are proposals on the frequency of the vote, and the fourth choice is to abstain from voting on the matter.  Broker non-votes will have no effect on the vote.

We know of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement.  If any other business should properly come before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

Our Board of Directors is divided into three classes, with each class serving staggered terms of three years, so that only one class is elected in any one year.  Notwithstanding such three-year terms, pursuant to our by-laws, any director who reaches his or her 70th birthday agrees to resign from the Board of Directors as of the next Annual Meeting of Shareholders following such director’s 70th birthday.  There are presently 13 directors. Edward M. Mazze, Ph.D., has reached the age of 70 and, pursuant to our by-laws, will resign from the Board of Directors effective as of the Annual Meeting.

This year, based on the recommendation of our Nominating and Corporate Governance Committee (the “Nominating Committee”), a total of five nominees for election to the Board of Directors have been nominated to be elected at the Annual Meeting to serve until the 2014 Annual Meeting of Shareholders and until their respective successors are elected and qualified.

Based on the recommendation of our Nominating Committee, the Board of Directors has nominated Gary P. Bennett, John J. Bowen, Robert A. DiMuccio, CPA, H. Douglas Randall, III, and John F. Treanor for election at the Annual Meeting.  Each of the nominees for director is presently a director of the Corporation, except for John J. Bowen.  Each of the nominees has consented to being named a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting.  In the event that any nominee is unable to serve, the persons named in the proxy have discretion to vote for other persons if the Board of Directors designates such other persons.  The Board of Directors has no reason to believe that any of the nominees will be unavailable for election.

The Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.
________________

The following paragraphs provide information as of the date of this proxy statement about each member of the Board of Directors and each director nominee.  The information presented includes information provided by each director about positions held, principal occupation and business experience for the past five years or more.  The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Corporation.  The biographical description below for each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.  The Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the annual meeting.  In addition to the information presented below regarding each person’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe all of our directors have a reputation for integrity, honesty and adherence to high ethical standards.  They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Corporation and its shareholders.

Gary P. Bennett, Director since 1994

Mr. Bennett, age 69, has been a consultant since 1999 and served as the Chairman and Chief Executive Officer of Analysis & Technology, Inc., a former NASDAQ-listed company providing interactive multimedia training, information systems, and engineering services, until it was acquired in 1999.  Under Mr. Bennett’s leadership, the company acquired seven technology firms and grew to $170 million in annual revenues, with 1,700 employees.  We believe Mr. Bennett’s qualifications to serve on the Board of Directors include his demonstrated experience in executive leadership, strategic planning, and governance of a public company.

John J. Bowen, Nominee for Director

Mr. Bowen, age 59, has been the Chancellor and Chief Executive Officer of Johnson & Wales University, Providence Rhode Island, since 2010, having served as President and Chief Executive Officer from 2004 to 2010, and is a member of the Board of Trustees of the University.  He joined Johnson & Wales University in 1974 as a faculty member and currently oversees more than 17,000 students and approximately 2,000 employees at four domestic campuses.  He serves as a board member for a wide variety of not-for-profit organizations and has previously served a director of a large regional bank.  We believe Mr. Bowen’s qualifications to serve on the Board of Directors include his experience as an executive of a large, successful institution as well as his previous experience in the banking industry.

Steven J. Crandall, Director since 1983

Mr. Crandall, age 58, has been Vice President of Ashaway Line & Twine Manufacturing Co., a manufacturer of sporting goods products and medical threads for over 29 years.  Mr. Crandall’s experience and responsibilities include domestic and international sales and marketing, corporate finance and financial analysis, and human resources management.  We believe Mr. Crandall’s qualifications to serve on the Board of Directors include his extensive experience in sales and the management of a successful commercial and industrial business.

Robert A. DiMuccio, CPA, Director since 2010

Mr. DiMuccio, age 53, has served as President and Chief Executive Officer of Amica Mutual Insurance Company since 2005 and has held the title of Chairman since 2009.  He joined Amica in 1991 as a Vice President and has held a variety of positions of progressive responsibility including Chief Financial Officer and Treasurer.  Prior to joining Amica, Mr. DiMuccio was an audit partner with the public accounting firm of KPMG LLP, with experience in audits of public and non-public companies including banking and insurance companies.  Mr. DiMuccio also serves as the Chair of the Property Casualty Insurers Association of America.  We believe Mr. DiMuccio’s qualifications to serve on the Board of Directors include his extensive experience in the areas of audit, accounting and financial reporting, as well as his record of leadership in the financial services industry.

Barry G. Hittner, Esq., Director since 2003

Mr. Hittner, age 64, is an attorney, and was Of Counsel with the firm of Cameron & Mittleman (2003 - 2011).  He previously was Of Counsel with the firm of Edwards & Angell, LLP.  His legal experience over many years includes legal representation of banks and insurance entities.  He also served as the Director of the Rhode Island Department of Business Regulation and as State Banking Commissioner from 1995 to 1999.  We believe Mr. Hittner’s qualifications to serve on the Board of Directors include his extensive legal experience, with particular emphasis in the financial services industry, as well as his background in the area of regulatory oversight.

Katherine W. Hoxsie, CPA, Director since 1991

Ms. Hoxsie, age 62, has been retired since 2008.  She served as the Vice President of Hoxsie Buick-Pontiac-GMC Truck, Inc. automotive dealership, responsible for the company’s management and operations from 1991 until 2008.  Prior to 1991, Ms. Hoxsie was employed by the public accounting firm of Price Waterhouse with experience in audits of public and non-public companies, including financial services companies.  We believe Ms. Hoxsie’s qualifications to serve on the Board of Directors include her expertise in the areas of audit, finance, accounting and taxation, as well as her knowledge of regulatory and financial reporting requirements.

Joseph J. MarcAurele, Director since 2009

Mr. MarcAurele, age 59, joined Washington Trust in 2009 as President and Chief Operating Officer of The Washington Trust Company.  On April 30, 2010, Mr. MarcAurele was appointed Chairman, President and Chief Executive Officer of Washington Trust Bancorp, Inc. and The Washington Trust Company.  He served as President of Citizens Bank from 2007 to 2009 and previously held positions of President and Chief Executive Officer of Citizens Bank entities in Rhode Island and Connecticut from 2001 to 2007.  He previously held a series of positions of executive leadership at Citizens Bank from 1993 to 2001 in the areas of commercial lending, wealth management and private banking.  Earlier, Mr. MarcAurele held positions at Fleet National Bank with concentration in commercial lending and credit analysis and also held the position of Senior Vice President, Director of Human Resources.  We believe Mr. MarcAurele’s qualifications to serve on the Board of Directors include his extensive experience in many areas of banking and financial services, experience in positions of executive leadership, and knowledge of the business community in our market area.

Edward M. Mazze, Ph.D., Director since 2000

Dr. Mazze, age 70, is currently Distinguished University Professor of Business Administration, University of Rhode Island (since 2006) and served as Dean, College of Business Administration and The Alfred J. Verrecchia-Hasbro Inc. Leadership Chair in Business, at the University of Rhode Island from 1998 to 2006.  He currently serves as a member of the board of directors of a public company, Pulse Electronics Corporation.  We believe Dr. Mazze’s qualifications to serve on the Board of Directors include his extensive experience in the fields of finance, marketing, management and corporate governance as well as his knowledge and experience with the governance of public companies.

Kathleen E. McKeough, Director since 2003

Ms. McKeough, age 60, is retired and served as the Senior Vice President, Human Resources, of GTECH Holdings Corporation, a lottery industry and financial transaction processing company, from 2000 to 2004. From 1991 to 1999, she served with the U.S. division of Allied Domecq, PLC, a manufacturer and franchiser for 6,500 franchised stores, in positions which included Treasurer, Chief Financial Officer and Senior Vice President, Human Resources.  Previously, she held positions in commercial lending and credit administration with Bank of Boston.  We believe Ms. McKeough’s qualifications to serve on the Board of Directors include her extensive experience in human resources matters as well as her experience in finance and banking.

Victor J. Orsinger II, Esq., Director since 1983

Mr. Orsinger, age 64, is an attorney and a partner in the law firm of Orsinger & Nardone Law Offices, since 1983.  Mr. Orsinger has over 38 years of legal experience in the areas of real estate, estate planning and probate matters, commercial loan transactions, and corporate and partnership law.  We believe Mr. Orsinger’s qualifications to serve on the Board of Directors include his broad legal experience, including in the areas of commercial and residential real estate lending and wealth management, and knowledge of corporate governance matters.

H. Douglas Randall, III, Director since 2000

Mr. Randall, age 63, is the Chief Executive Officer of Randall, Realtors and since 2009, Chief Executive Officer of Kinlin Grover Real Estate.  These firms operate 22 realty offices in Rhode Island, Massachusetts and Connecticut.  Mr. Randall has over 38 years of experience in realty and property use matters, holding Graduate Realtors Institute and Certified Residential Broker designations.  We believe Mr. Randall’s qualifications to serve on the Board of Directors include his extensive experience in and knowledge of real estate matters.

Patrick J. Shanahan, Jr., Director since 2002

Mr. Shanahan, age 66, is retired and was the Chairman and Chief Executive Officer, First Financial Corp., a publicly traded Rhode Island bank holding company, from 1981 to 2002, and served as the President and Chief Executive Officer of its commercial bank subsidiary, First Bank and Trust Company, from 1975 to 2002.  Mr. Shanahan has over 40 years experience in the financial service industry.  We believe Mr. Shanahan’s qualifications to serve on the Board of Directors include his extensive experience in the leadership and governance of a commercial bank, his background in commercial lending, and his knowledge of financial reporting and bank regulatory matters.

John F. Treanor, Director since 2001

Mr. Treanor, age 63, served as the President and Chief Operating Officer of the Corporation and The Washington Trust Company, from 1999 until his retirement in 2009.  Mr. Treanor has over 40 years of experience in the financial services industry.  Prior to joining Washington Trust, he held Chief Financial Officer positions with commercial banks for ten years and previously served as Director of Corporate Planning and Mergers and Acquisitions for a major Boston bank for more than five years.  Mr. Treanor is a member of the board of directors of the Federal Home Loan Bank of Boston.  We believe Mr. Treanor’s qualifications to serve on the Board of Directors include his strong background in banking and extensive knowledge of regulatory and governance matters.

John C. Warren, Director since 1996

Mr. Warren, age 65, retired as Chairman and Chief Executive Officer of the Corporation and The Washington Trust Company on April 30, 2010.  He had served in that capacity since 1999.  He joined Washington Trust as President in 1996.  Mr. Warren has over 38 years of banking and capital markets experience.  Prior to joining Washington Trust, he served as Chief Executive Officer of Sterling Bancshares Corporation for six years.  Earlier, he held numerous positions in the fields of investments, asset/liability management and capital markets with Shawmut National Corp.  We believe Mr. Warren’s qualifications to serve on the Board of Directors include his long experience in banking and finance as well as his successful experience in growth of the Corporation within existing markets and through acquisitions.

None of our director nominees or incumbents, with the exception of Edward M. Mazze, Ph.D., currently serves or has served during the past five years as a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or registered as an investment company under the Investment Company Act of 1940, as amended.

The following table sets forth certain information as of February 25, 2011 regarding (i) the beneficial ownership interest in our common stock of the directors and certain executive officers of the Corporation and the Corporation’s subsidiary, The Washington Trust Company (the “Bank”), (ii) the beneficial ownership interest of all directors and executive officers of the Corporation, as a group, and (iii) the security holdings of each person, including any group of persons, known by the Corporation to be the beneficial owner of five percent (5%) or more of our common stock outstanding.

	Term Expiring In	Common Stock (a)	Exercisable Options (b)	Vested Restricted Stock Units (c)	Total	Percentage Of Class
Nominees and Directors:
Barry G. Hittner, Esq.	2013	6,500	2,000	600	9,100	0.06%
Katherine W. Hoxsie, CPA	2013	133,037	8,000	600	141,637	0.86%
Edward M. Mazze, Ph.D. (e)	2013	2,200	5,500	1,600	9,300	0.06%
Kathleen E. McKeough	2013	4,020	2,000	600	6,620	0.04%
John C. Warren	2013	44,325	45,093	0	89,418	0.54%
Steven J. Crandall	2012	5,286	6,000	600	11,886	0.07%
Joseph J. MarcAurele	2012	0	0	0	0	0.00%
Victor J. Orsinger II, Esq.	2012	12,102	7,000	600	19,702	0.12%
Patrick J. Shanahan, Jr.	2012	39,830	6,000	600	46,430	0.28%
Gary P. Bennett	2014 (d)	9,185	6,000	600	15,785	0.10%
John J. Bowen	2014 (d)	0	0	0	0	0.00%
Robert A. DiMuccio, CPA	2014 (d)	2,041	0	0	2,041	0.01%
H. Douglas Randall, III	2014 (d)	13,560	8,000	600	22,160	0.13%
John F. Treanor	2014 (d)	20,300	16,739	0	37,039	0.22%
Certain Executive Officers:
Stephen M. Bessette		601	18,780	0	19,381	0.12%
Galan G. Daukas		0	32,315	0	32,315	0.20%
David V. Devault		32,840	38,585	0	71,425	0.43%

Term Expiring In	Common Stock (a)	Exercisable Options (b)	Vested Restricted Stock Units (c)	Total	Percentage Of Class
James M. Vesey	940	17,570	0	18,510	0.11%
All directors and executive officers as a group (24 persons)	346,605	292,416	6,400	645,421	3.91%
Beneficial Owners:
David W. Wallace (f) 680 Steamboat Road, Greenwich, CT 06830	1,999,277	0	0	1,999,277	12.12%
Jean and David W. Wallace Foundation (g) 680 Steamboat Road, Greenwich, CT 06830	913,000	0	0	913,000	5.53%
BlackRock, Inc. (h)	965,148	0	0	965,148	5.85%
T. Rowe Price Associates, Inc. (i)	1,388,850	0	0	1,388,850	8.42%

(a)	Includes 247 common stock equivalents held by Mr. Vesey in our Nonqualified Deferred Compensation Plan.

(b)	Stock options that are or will become exercisable within 60 days of February 25, 2011.

(c)	Restricted stock units that are or will become exercisable within 60 days of February 25, 2011.

(d)	If elected.

(e)	Edward M. Mazze, Ph.D., has reached the age of 70. Pursuant to our by-laws, Dr. Mazze will resign from the Board of Directors effective as of the Annual Meeting.

(f)
Based on information set forth in an Amendment No. 12 to a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011 and other information provided by Mr. Wallace to the Corporation.  Includes 178,417 shares owned by Mr. Wallace’s spouse, 913,000 shares held by the Jean and David W. Wallace Foundation, of which Mr. Wallace serves as Trustee., 44,347 shares held by the Trust Three F/B/O Lindsay Mclean Juge for which Mr. Wallace serves as trustee, and 44,417 shares held by the Trust Two F/B/O Lindsay Mclean Juge for which Mr. Wallace's spouse serves as trustee.

(g)
Based on information set forth in an Amendment No. 12 to a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011.  These shares are also included in the shares owned by David W. Wallace as discussed in more detail in footnote (f) above.

(h)	Based on information set forth in an Amendment No. 1 to a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2011.

(i)
Based on information set forth in an Amendment No. 1 to a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011.  These shares are owned by various individuals and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the shares.  For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such shares; however Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

_________________

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are available on our website at www.washtrust.com under Investor Relations – Governance Documents.  The Guidelines describe our corporate governance practices and address issues such as Board composition and responsibilities, Board leadership structure, the Board’s relationship with management and executive succession planning.

Board Leadership Structure

The Board believes that the Corporation’s Chief Executive Officer is best positioned to serve as Chairman because he is the director most familiar with the Corporation’s business and industry, and most capable of effectively identifying and executing strategy priorities.  The Corporation’s independent directors bring experience, oversight and expertise from various areas outside the Corporation, while the Chief Executive Officer brings Corporation-specific experience and expertise.  The Board recognizes its responsibility to hold management accountable for the execution of strategy once it is developed.  The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of shareholders because it fosters clear accountability and effective decision–making while providing the appropriate balance between strategy development and independent oversight of management.

Lead Director

The Corporation’s Corporate Governance Guidelines call for the Chairperson of the Nominating and Corporate Governance Committee of the Board to serve as Lead Director.  The Lead Director has the responsibility of presiding at all executive sessions of the non-employee, independent directors, consulting with the Chairman and Chief Executive Officer on Board and committee meeting agendas, acting as a liaison between management and the non-management directors, including maintaining frequent contact with the Chairman and Chief Executive and advising him on the efficiency of the Board meetings and the facilitation of communication between the non-management directors and management.

Executive Sessions

The Board believes that executive sessions consisting solely of independent directors are part of good governance practices.  The Board conducts executive sessions as deemed necessary from time to time and as otherwise required by NASDAQ.

Director Independence

A member of the Corporation’s Board is considered “independent” if our Board of Directors affirmatively determines that the director meets the meaning of the definition of independent in the Marketplace Rules of the Financial Industry Regulatory Authority applicable to NASDAQ-listed companies (the “NASDAQ Rules”) and the rules of the Securities and Exchange Commission (the “SEC”).  The Corporation’s Board has determined that each of current directors Gary P. Bennett, Steven J. Crandall, Robert A. DiMuccio, Barry G. Hittner, Katherine W. Hoxsie, Edward M. Mazze, Kathleen E. McKeough, Victor J. Orsinger II, H. Douglas Randall, III and Patrick J. Shanahan, Jr. is considered independent.  The Corporation’s Board has also determined that nominee John J. Bowen is considered independent.

Any interested party who wishes to make their concerns known to the independent directors may avail themselves of the same procedures utilized for shareholder communications with the Corporation’s Board, which procedures are described under the heading “Communications With the Board of Directors” on page 44 of this Proxy Statement.

The Board’s Role in Risk Oversight

The Board’s role in the Corporation’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Corporation, including operational, credit, interest rate, liquidity, fiduciary, legal, regulatory, compensation, strategic and reputational risks.  The full Board of the Corporation or the Bank (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand and determine the adequacy of our risk identification, risk management and risk mitigation strategies.  When a Committee receives a report, the Chairman of the relevant Committee reports on the discussion to the full Board of the Corporation or the Bank at the next Board meeting.  This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  As part of its charter, the Audit Committee discusses our policies with respect to risk assessment and risk management.

BOARD OF DIRECTORS AND COMMITTEES

Meeting Attendance

The Corporation’s Board of Directors held 12 meetings in 2010.  The Board of Directors of the Bank, the members of which included all of the Corporation’s Board members, held 13 meetings in 2010.  The Corporation’s Board and the Bank’s Board each met in executive session four times during 2010.  During 2010, each member of the Corporation’s Board attended at least 75% of the aggregate number of meetings of the Corporation’s Board, the Bank’s Board and the committees of the Corporation’s Board of which such person was a member.  While we do not have a formal policy related to Board member attendance at Annual Meetings of Shareholders, directors are encouraged to attend each Annual Meeting to the extent reasonably practicable.  Each of our directors attended the April 27, 2010 Annual Meeting of Shareholders, except for Robert A. DiMuccio, who joined the Board on September 1, 2010.

Board Committees

In 2010, the committees of the Corporation’s Board consisted of an Executive Committee, the Nominating Committee, an Audit Committee and a Compensation and Human Resources Committee (the “Compensation Committee”).

Executive Committee

Members of the Executive Committee are currently directors Orsinger (Chairperson), Bennett, Hittner, Hoxsie and MarcAurele.  John C. Warren served as a member of the Executive Committee until his retirement as an employee of the Corporation and the Bank in April 2010.  Former director Neil H. Thorp served as a member of the Executive Committee until his retirement from the Board in April 2010.  The Executive Committee met once in 2010, and, when the Corporation’s Board is not in session, is entitled to exercise all the powers and duties of the Corporation’s Board.

Nominating Committee

Members of the Nominating Committee are directors Orsinger (Chairperson), Bennett, Hittner and Hoxsie.  Neil H. Thorp served as a member of the Nominating Committee until his retirement from the Board in April 2010.  No member of the Nominating Committee is an employee of the Corporation and each is considered independent.  The members of the Nominating Committee regularly meet without the presence of employee directors or management.  The Nominating Committee has a written charter that is available on our website at www.washtrust.com under Investor Relations – Governance Documents.

The Nominating Committee met seven times in 2010.  The Nominating Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:

▪
Identifying individuals qualified to become Board members, consistent with criteria approved by the Corporation’s Board, and recommending that the Corporation’s Board select the director nominees recommended by the Nominating Committee for election at each Annual Meeting of Shareholders.

▪	Establishing policy and procedures to be followed by shareholders in submitting recommendations for director candidates to the Nominating Committee.

▪	Reviewing and assessing succession plans for the Chief Executive Officer and Chief Operating Officer positions.

▪	Developing and recommending to the Corporation’s Board a set of Corporate Governance Guidelines and recommending any changes to such Guidelines.

▪	Overseeing the evaluation of the Corporation’s Board and management.

Neither the Nominating Committee nor the Board has a policy with regard to the consideration of diversity in identifying director nominees, although both may consider diversity when identifying and evaluating proposed director candidates.  At a minimum, each nominee to become a Board member, whether proposed by a shareholder or any other party, must (1) have the highest personal and professional integrity, demonstrate sound judgment and effectively interact with other members of the Corporation’s Board to serve the long-term interests of the Corporation and our shareholders; (2) have previous experience on other boards; (3) have experience at a strategic or policy-making level in a business, government, not-for-profit or academic organization of high standing; (4) have a record of distinguished accomplishment in his or her field; (5) be well regarded in the community and have a long-term reputation for the highest ethical and moral standards; (6) have sufficient time and availability to devote to the affairs of the Corporation, particularly in light of the number of boards on which the nominee may serve; and (7) to the extent such nominee serves or has previously served on other boards, have a demonstrated history of actively contributing at board meetings.

The Nominating Committee will evaluate all such proposed nominees in the same manner, without regard to the source of the initial recommendation of such proposed nominee.  In seeking candidates to consider for nomination to fill a vacancy on the Corporation’s Board, the Nominating Committee may solicit recommendations from a variety of sources, including current directors, our Chief Executive Officer and other executive officers.  The Nominating Committee may also engage a search firm to identify or evaluate or assist in identifying or evaluating candidates.

The Nominating Committee will consider nominees recommended by shareholders.  Shareholders who wish to submit recommendations for candidates to the Nominating Committee must submit their recommendations in writing to the Secretary of the Corporation at 23 Broad Street, Westerly, RI 02891, who will forward all recommendations to the Nominating Committee.  For a shareholder recommendation to be considered by the Nominating Committee at the 2012 Annual Meeting of Shareholders, it must be submitted to the Corporation by November 14, 2011.  All shareholder recommendations for nominees must include the following information: (1) the name and address of record of the shareholder; (2) a representation that the shareholder is a record holder of our securities, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act; (3) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed nominee; (4) a description of the qualifications and background of the proposed nominee that addresses the minimum qualifications and other criteria for board membership approved by the Corporation’s Board; (5) a description of all arrangements or understandings between the shareholder and the proposed nominee; (6) the consent of the proposed nominee to (a) be named in the proxy statement relating to our Annual Meeting of Shareholders, and (b) serve as a director if elected at such Annual Meeting; and (7) any other information regarding the proposed nominee that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Shareholder nominations that are not being submitted to the Nominating Committee for consideration may be made at an Annual Meeting of Shareholders in accordance with the procedures set forth in clause (e) of Article Eighth of our Restated Articles of Incorporation, as amended.  Specifically, advanced written notice of any nominations must be received by the Secretary not less than 14 days nor more than 60 days prior to any meeting of shareholders called for the election of directors (provided that if fewer than 21 days’ notice of the meeting is given to shareholders, notice of the proposed nomination must be received by the Secretary not later than the 10th day following the day on which notice of the meeting was mailed to shareholders).

The Nominating Committee recommended that Gary P. Bennett, John J. Bowen, Robert A. DiMuccio, CPA, H. Douglas Randall, III, and John F. Treanor be nominated for election to serve as directors until the 2014 Annual Meeting of Shareholders.  All nominees other than Mr. Bowen are currently serving as directors.

Audit Committee

Members of the Audit Committee are currently directors Hoxsie (Chairperson), Crandall, DiMuccio, Hittner, Mazze, McKeough and Shanahan.  No member of the Audit Committee is an employee of the Corporation and each is considered independent within the meaning of the NASDAQ Rules and Rule 10A–3(b)(1) under the Exchange Act.  The Corporation’s Board has determined that Ms. Hoxsie and Mr. DiMuccio each qualify as an “audit committee financial expert” under the Exchange Act.  The Audit Committee has a written charter that is available on our website at www.washtrust.com under Investor Relations – Governance Documents.

The Audit Committee met 12 times in 2010.  The Audit Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:

▪	Review of the adequacy of our system of internal controls, our internal audit program, the performance and findings of our internal audit staff and action to be taken by management.

▪	Selection and engagement of our independent registered public accounting firm, subject to shareholder ratification.

▪	Assessment of the independence of our independent registered public accounting firm, considering the range of audit and non-audit fees and services and the pre-approval thereof.

▪	Approval of the identification of the Corporation’s critical accounting policies and appropriateness of material estimates inherent in the Corporation’s financial statements.

▪	Review of our annual and quarterly financial statements and discussion of such results with management.

▪
Review of the loan review process, including oversight of the Bank’s procedures for determining the adequacy of the allowance for loan losses, administration of its internal credit rating systems and the reporting and monitoring of credit granting standards.

▪	Review and oversight of our Code of Ethics and Whistleblower Policy and the procedures in support of compliance.

▪	Determining the adequacy of the Corporation’s insurance program.

▪	Review of the effectiveness of the Corporation’s risk assessment and risk management program.

▪	Performance of such other oversight functions as the Corporation’s Board may request from time to time.

While the Audit Committee oversees our financial reporting process for the Corporation’s Board consistent with the Audit Committee Charter, management has primary responsibility for this process, including our system of internal controls, and for the preparation of our consolidated financial statements in accordance with U.S. generally accepted accounting principles.  In addition, our independent registered public accounting firm, and not the Audit Committee, is responsible for auditing those financial statements.  The Audit Committee’s report on our audited financial statements for the fiscal year ended December 31, 2010 appears elsewhere in this Proxy Statement.

Compensation Committee

Members of the Compensation Committee are currently directors Bennett (Chairperson), Hittner, Mazze, McKeough, Orsinger and Shanahan.  No member of the Compensation Committee is an employee of the Corporation and each is considered independent.  The Compensation Committee met eight times in 2010.

The Compensation Committee has a written charter that is available on our website at www.washtrust.com under Investor Relations – Governance Documents.  Generally, the Compensation Committee is responsible for all compensation decisions, and reports all actions to the members of the Corporation’s Board.  The Compensation Committee’s responsibilities and authorities, which are discussed in detail in its charter, include, among other things:

▪	Establishing and reviewing our compensation philosophy and policies.

▪	Reviewing and analyzing the compensation structure and vehicles provided to all employees and directors.

▪	Determining the base salaries of the named executive officers and other senior executives, as well as establishing guidelines for determining base salaries of other employees.

▪	Establishing and reviewing cash incentive programs for all employees, and approving incentive payments to the named executive officers and other senior executives.

▪	Establishing fee and retainer schedules for our directors.

▪	Approval of equity compensation awards and the terms of such awards to employees and directors.

▪	Administering our equity compensation plans.

▪	Administering our retirement and benefit plans, programs, and policies.

A schedule of meetings and preliminary agenda are established each December for the coming fiscal year.  The agenda for Compensation Committee meetings is determined by its Chairperson with the assistance of the Senior Vice President, Human Resources.  Compensation Committee meetings are regularly attended by the Chief Executive Officer and other members of the senior management team although they are not voting members.  As appropriate, the Compensation Committee meets in executive session without the presence of employee directors and management.  The Compensation Committee met in executive session seven times during 2010.

The Compensation Committee has authority under its charter to select, retain, terminate, and approve the fees of advisors, counsel or other experts or consultants, as it deems appropriate.  The Compensation Committee has engaged Pearl Meyer & Partners, an independent compensation consulting firm, to assist in fulfillment of its duties.  The selection of Pearl Meyer & Partners was made by the Compensation Committee after review of, among other things, the Committee’s needs; the qualifications of the firm’s personnel; the firm’s resources; past experience with the firm; and a good faith estimate of fees, and was not made pursuant to the recommendation of management.  The compensation consultant advises the Compensation Committee with respect to compensation and benefit trends, best practices, market analysis, plan design, and establishing targets for individual compensation awards.  The use of an independent compensation consultant provides additional assurance that our executive compensation programs are reasonable and consistent with our philosophy and objectives.  The compensation consultant reports directly to the Compensation Committee and attended several meetings during 2010.  The Compensation Committee meets with the compensation consultant from time to time in executive session without the presence of employee directors and management.  The Committee does not prohibit its advisors from providing services to management, but such engagement must be requested or approved by the Committee.

During 2010, Pearl Meyer & Partners received total remuneration of $44,512 for consulting services on behalf of the Compensation Committee related to compensation analysis and planning.  We did not engage Pearl Meyer & Partners for any services other than those related to executive and director compensation consulting on behalf of the Compensation Committee during 2010.  The Committee has also confirmed that Pearl Meyer & Partners is independent with respect to SEC standards.

The Compensation Committee may delegate authority to fulfill certain administrative duties regarding the compensation and benefit programs to our senior management team.  Although members of management generally attend Compensation Committee meetings, employees are not present during executive session deliberations regarding their own compensation.  The Compensation Committee solicits the input and recommendations of the Chief Executive Officer for compensation awards to other senior executives, including the named executive officers.  Such awards are further discussed in executive session, with decisions made by the Compensation Committee without the Chief Executive Officer’s involvement.

The Compensation Committee’s report on executive compensation appears elsewhere in this Proxy Statement.

Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

EXECUTIVE OFFICERS

The following is a list of all executive officers of the Corporation and the Bank with their titles, ages, and years of service, followed by certain biographical information as of December 31, 2010.

			Years of
Name	Title	Age	Service
Joseph J. MarcAurele	Chairman, President and Chief Executive Officer of the Corporation and the Bank	59	1

David V. Devault	Senior Executive Vice President, Secretary and Chief Financial Officer of the Corporation and the Bank	56	24

Galan G. Daukas	Executive Vice President of Wealth Management of the Corporation and the Bank	47	5

Mark K. W. Gim	Executive Vice President and Treasurer of the Corporation and the Bank	44	17

Stephen M. Bessette	Executive Vice President – Retail Lending of the Bank	63	14

Barbara J. Perino, CPA	Executive Vice President – Operations and Technology of the Bank	49	22

James M. Vesey	Executive Vice President and Chief Credit Officer of the Bank	63	12

Dennis L. Algiere	Senior Vice President – Chief Compliance Officer and Director of Community Affairs of the Bank	50	15

Kristen L. DiSanto	Senior Vice President – Human Resources of the Bank	41	16

Elizabeth B. Eckel	Senior Vice President – Marketing of the Bank	50	19

Brenda H. Senak	Senior Vice President – Risk Management of the Bank	58	2

Mr. MarcAurele’s biographical information appears on page 4 of this Proxy Statement.

David V. Devault joined the Bank in 1986 as Controller.  He was promoted to Vice President and Chief Financial Officer of the Corporation and the Bank in 1987 and to Senior Vice President and Chief Financial Officer of the Corporation and the Bank in 1990.  In 1997, he was also elected Treasurer of the Corporation and the Bank.  He was named Executive Vice President, Treasurer and Chief Financial Officer of the Corporation and the Bank in 1998.  He was appointed to the position of Secretary of the Bank in 2002 and Secretary of the Corporation in 2005.  In 2008, his title was changed to Executive Vice President, Chief Financial Officer and Secretary of the Corporation and the Bank.  He was promoted to Senior Executive Vice President in 2010.

Galan G. Daukas joined the Corporation and the Bank in 2005 as Executive Vice President of Wealth Management.  Prior to joining Washington Trust, he held the position of Chief Operating Officer of The Managers Funds, LLC from 2002 to 2005.

Mark K. W. Gim joined the Bank in 1993 as Financial Planning Officer.  He was promoted to Assistant Vice President – Financial Planning of the Bank in 1995, and to Vice President – Financial Planning of the Bank in 1996.  In 2000, he was promoted to Senior Vice President – Financial Planning and Asset/Liability Management of the Bank.  He was named Executive Vice President and Treasurer of the Corporation and the Bank in 2008.

Stephen M. Bessette joined the Bank in 1997 as Senior Vice President – Retail Lending.  He was named Executive Vice President – Retail Lending in 2005.

Barbara J. Perino joined the Bank in 1988 as Financial Accounting Officer.  She was named Controller in 1989 and Vice President - Controller in 1992.  In 1998, she was promoted to Senior Vice President – Operations and Technology.  She was promoted to Executive Vice President in 2010.

James M. Vesey joined the Bank in 1998 as Senior Vice President – Commercial Lending.  In 2000, he was named Senior Vice President and Chief Credit Officer.  In 2007, he was appointed Executive Vice President and Chief Credit Officer.

Dennis L. Algiere joined the Bank in 1995 as Compliance Officer.  He was named Vice President – Compliance in 1996 and was promoted to Senior Vice President – Compliance and Community Affairs in 2001.  He was named Senior Vice President – Chief Compliance Officer and Director of Community Affairs in 2003.

Kristen L. DiSanto joined the Bank in 1994 and was named Assistant Vice President in 1996 and Vice President in 1998.  She was promoted to Senior Vice President – Human Resources in 2009.

Elizabeth B. Eckel joined the Bank in 1991 as Director of Advertising and Public Relations. In 1995, she was named Vice President – Marketing.  She was promoted to Senior Vice President – Marketing in 2000.

Brenda H. Senak joined the Bank in 2008 as Senior Vice President – Risk Management.  Prior to joining Washington Trust, she held credit risk approval and other risk management executive positions in the Global Wealth and Investment Management Division of Bank of America, including the position of Senior Vice President, Senior Credit Risk Approval Executive from 2006 to 2008.

COMPENSATION RISK ANALYSIS

Annually, the Compensation Committee performs a complete review of the Corporation’s short-term and long-term incentive compensation plans to assess and ensure the incentive arrangements do not encourage executives and/or other employees to take excessive risks.  The results of this review are presented by the Compensation Committee Chairman to the Board of Directors.

The Compensation Committee took a three-pronged approach to their review, analyzing governance practices, plan design, and policies and internal controls.  The Compensation Committee identified areas of material risk to the Corporation, including operational, credit, interest rate, liquidity, compliance, strategic and reputational risks.  Following the completion of a detailed analysis, the Compensation Committee concluded that all incentive plans appropriately balance risk and reward, and align employee interests with shareholders based on the following observations:

▪
We structure our pay to consist of both fixed (salary) and variable compensation (cash incentive and equity compensation). We believe that the variable elements provide an appropriate percentage of overall compensation to motivate executives to focus on our performance, while the fixed element serves to provide an appropriate and fair compensation level that does not encourage executives to take unnecessary or excessive risks in achievement of goals.

▪	Our compensation program balances short and long-term performance and does not place inappropriate focus on achieving short-term results at the risk of long-term, sustained performance.

▪
Most incentive plans (including the plans covering our executive officers) include a threshold, target and maximum payment (typically 150% of the target).  The maximum ensures that payments do not exceed a certain level, keeping compensation mix within certain ranges and limiting excessive payments under any one element.

▪	All incentive plan designs are reviewed and approved by the Compensation Committee annually.

▪
Performance targets for the annual performance plan, which covers most executives, are established annually by the Board of Directors.  We have internal controls over the measurement and calculation of these performance metrics, which are designed to prevent manipulation of results by any employee, including the executives. Additionally, the Board monitors the corporate performance metrics each month.

▪
The Compensation Committee has the discretion to modify any plan payment upwards or downwards, allowing the Committee to consider the circumstances surrounding corporate and/or individual performance and adjust payments accordingly.

▪
The incentive programs covering named executive officers include a “clawback” provision requiring the executives to reimburse the Corporation for any plan payment that would not have been earned based on restated financial results. The “clawback” provision should discourage executives from manipulating performance results that would assure a payment.

▪	There are appropriate internal controls over the processing of payments.

▪
The Corporation’s existing governance and organizational structure already incorporates a substantial risk management component through the appointment of a Senior Risk Officer as well as oversight functions performed by an Enterprise Risk Management Committee of senior management and various committees of management or the Bank’s Board responsible for oversight of risks associated with credit granting, interest rate and liquidity, investment portfolio management, fiduciary services and technology.  These committees are responsible for forming economic assumptions that are used in planning and budgeting, evaluating all new initiatives and evaluating risk.

▪
The long-term component of compensation consists of restricted stock units, stock option grants and performance share units.  Vesting requirements of typically three or five years encourage executives to take a long-term perspective on overall corporate performance which ultimately influences share price appreciation.  Equity compensation helps to motivate long-term performance, balancing the cash incentives in place to motivate short-term performance.

▪
Annually, the Compensation Committee reviews our 25 top paid employees regardless of position, which provides added context and oversight to payments made under the incentive plans to individuals beyond the senior management levels.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the “Committee”) has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee ensures that the total compensation paid to senior executives is fair, reasonable, competitive, performance-based and aligned with shareholder interests.

Executive Summary

High unemployment, a struggling economy and a weak real estate market continued to challenge the banking industry in 2010.  The industry saw more bank failures than in any year since 1992.  Locally, Rhode Island’s unemployment rate was one of the highest in the nation, consumers were cautious about borrowing and spending, and the business community struggled.

Despite these challenges, Washington Trust performed very well in 2010.  Furthermore, we believe the Corporation is well positioned to continue our positive growth momentum into 2011 and beyond.  Key highlights from 2010 included:

▪	We generated $24.1 million in net income, or $1.49 per diluted share, up from $16.1 million in net income, or $1.00 per diluted share in 2009.

▪	Return on equity (ROE) was 9.09%, compared to 6.56% for 2009.

▪	Wealth management assets under administration reached an all-time high and stood at $4.123 billion at December 31, 2010.

▪	We achieved record deposit levels, reaching $2 billion for the first time in the Corporation’s history.

▪	Total loans have grown by $76 million, or 4%, since December 31, 2009, with a $43 million increase in the commercial loan portfolio and a $39 million increase in the residential real estate portfolio.

▪	We controlled discretionary expenses and retooled our balance sheet to strengthen our margin.

▪	Net interest margin was 2.93%, up by 45 basis points from 2009, and was above 3% for both the third and fourth quarter of 2010.

▪	Our asset quality is strong with nonperforming assets of $23.0 million, or 0.79% of total assets, at December 31, 2010, down from $30.5 million, or 1.06% of total assets, at December 31, 2009.

▪
Robust mortgage production resulted in significant sales gains for the Corporation.  Further, our decision to expand our mortgage banking model into Massachusetts proved to be very successful.  In its first full year of operations, the Home Loan Center in Sharon, Massachusetts contributed more than one-quarter of our

2010 mortgage volume. We anticipate building on this success in 2011 with the opening of our second Massachusetts Home Loan Center, just north of Boston.

Performance was also strong in comparison to industry peers.  For 2010, our core return on equity, core return on assets, core earnings per share growth, price to book, asset quality (non-performing assets as a percentage of total assets), and annualized loan growth exceeded the 50th percentile of the group of all publicly-traded banks and thrifts located in the Northeast and Mid-Atlantic states with assets of $1 billion to $5 billion (source: SNL Financial) as well as the peer group used by our compensation consultant for executive and director compensation reviews.  We believe this is the result of our long-held principle of making strategic decisions that are in the Corporation’s long-term best interest, rather than focusing on short-term profits, as well as maintaining diversified product lines.

All of this contributed to a substantial increase in shareholder value as our stock price closed out the year at $21.88 per share, up 40% from the 2009 close of $15.58.  While these results would be impressive in any year, they are especially noteworthy given the financial climate of 2010.

In recognition of Corporation’s financial performance and the contributions made by the named executive officers in 2010, the following compensation actions were approved by the Committee.

▪	The Committee rewarded all named executive officers with base salary merit increases in 2010 and 2011 in line with market trends.

▪
The Committee approved payment under the Annual Performance Plan based on the plan’s formula.  This payment was above target as a result of the superior performance in 2010, and demonstrates the pay for performance link within the plan.

▪
The Committee approved payment under the Wealth Management Business Building Incentive Plan based on the plan’s formula.  Based on 2010 results, this payment was at 70.8% of the target, demonstrating the pay for performance link within the plan.

▪
Equity awards were granted in 2010 to all named executive officers.  Mr. MarcAurele’s grant was made in the form of performance share units.  This form of equity was expanded to all named executive officers for 2011 and beyond.  This will further the pay for performance link among top executives.

▪
Stock ownership and equity grant retention guidelines were instituted for all executive officers and were increased for directors in order to further link executive and director interests with shareholders.

The actions and the Committee’s decision making process are further explained in the following narrative.

Compensation Philosophy and Objectives

Our success is highly dependent on hiring, developing and retaining qualified people who are motivated to perform for the benefit of our shareholders, the community, and customers.  The Committee believes that an effective executive compensation program must be designed to reward the achievement of specific annual, long-term and strategic goals, and align executive interests with shareholders, with the ultimate objective of enhancing shareholder value.  The goal of our compensation program is to compensate senior leadership in a manner that encourages superior corporate performance, defined as at or above the top third of our peer group.

Our compensation plan places emphasis on (1) attracting and retaining the best talent in the financial services industry; (2) providing overall compensation for key executives that is competitive with similarly-sized financial institutions; (3) motivating executives to achieve the goals set in our strategic plan; (4) ensuring that compensation provides an appropriate balance of risk and reward; and (5) returning a fair value to shareholders.  To that end, the Committee believes that compensation packages provided to executives, including the named executive officers listed in this Proxy Statement, should include both cash and stock-based compensation that reward performance as measured against established goals.

Compensation Process

Prior to the beginning of the fiscal year, the Committee consulted with Pearl Meyer & Partners, an independent compensation consulting firm, to assess the competitiveness and effectiveness of our executive compensation program.  The compensation consultant provided an analysis of base salary, short-term incentive, long-term incentive and benefit practices of comparable companies in the banking industry.  The compensation consultant considered individual compensation elements as well as the total compensation package, and assessed the correlation of pay to performance.  In performing this analysis, the consultant used a peer group of banking institutions, which was reviewed and approved by the Committee.  The peer group included banks of generally similar asset size, regional location, and to the extent possible, organizations with a wealth management business line.  Banks included in the peer group ranged from $1.5 billion in assets to $6.5 billion in assets and were based in the Northeast and MidAtlantic region.  Banks in New York City were excluded given the unique market.  The peer group used in the report presented for consideration of 2010 compensation decisions consisted of the following financial institutions:

Arrow Financial Corporation	Bancorp Rhode Island, Inc.	Berkshire Hills Bancorp, Inc.
Brookline Bancorp, Inc.	Camden National Corporation	Century Bancorp, Inc.
Community Bank System, Inc.	First Commonwealth Financial Corp.	First United Corporation
Harleysville National Corporation	Hudson Valley Holding Corporation	Independent Bank Corp.
Lakeland Bancorp, Inc.	NBT Bancorp Inc.	OceanFirst Financial Corp.
Provident New York Bancorp	S & T Bancorp, Inc.	Sandy Spring Bancorp, Inc.
Tompkins Financial Corporation	TrustCo Bank Corp NY	Univest Corporation of Pennsylvania
WSFS Financial Corporation

Because a peer group analysis is limited to those positions for which compensation information is disclosed publicly, these studies typically include only the five most highly compensated officers at each company.  Therefore, the compensation consultant also relied on published compensation surveys to supplement information for these positions, as well as to provide the basis for analysis for other company executives.  Surveys used for the 2010 study included Pearl Meyer & Partners Banking Compensation Survey, Watson Wyatt Financial Institutions Benchmark Survey and Mercer U.S. Financial Services Survey Suite.  Similar asset and regional scope comparisons were used for the benchmarking analysis.

Our philosophy is to target total compensation at the 50th percentile, with opportunities for upward or downward adjustment based on actual corporate performance compared to the peer group.  Our base salaries consider market pay levels and reflect individual roles, performance, experience and leadership contribution.  Total compensation varies from year to year based on short-term and long-term performance and/or economic conditions.

In determining compensation for the Chief Executive Officer, the Committee considers the compensation consultant’s analysis, compensation survey data, corporate performance, economic conditions, and the assessment of the executive’s performance by the independent directors of the Corporation’s Board.  For all other senior executives, the Committee considers the compensation consultant’s analysis, compensation survey data, corporate and business unit performance, economic conditions, and the Chief Executive Officer’s assessment of the executive’s performance.  The Committee solicits the input and recommendations of the Chief Executive Officer for compensation awards to other senior executives, including the named executive officers.  The Committee is responsible for all compensation decisions and reports all actions to the Corporation’s Board.

Setting Executive Compensation

After the Committee has established targeted overall compensation for each executive, compensation is allocated among base salary, performance-based cash incentive, and equity compensation.  Generally, our compensation package consists of approximately 45% to 70% base salary, 15% to 30% performance-based cash incentive, and 10% to 30% equity compensation.  As a result, 25% to 60% of compensation is provided through performance-based forms of compensation.  We believe that this mix will drive individual performance, short-term profitability and long-term stock performance.  Additionally, we provide retirement and other benefits to attract and retain our employees.

Base Salary

In reviewing the Chief Executive Officer’s base salary and the base salary recommendations made by the Chief Executive Officer for other executives, the Committee primarily considers:

▪	the compensation consultant’s analysis and compensation survey data;

▪	the executive’s compensation relative to other officers;

▪	recent and expected performance of the executive;

▪	our recent and expected overall performance; and

▪	our overall budget for base salary increases.

Base salaries for all executive officers are determined by the Committee.  The 2010 base salary for Mr. MarcAurele was $400,000, and increased to $450,000 upon his assumption of the additional roles of Chairman and Chief Executive Officer following Mr. Warren’s retirement at the end of April 2010.  The Committee increased Mr. MarcAurele’s salary to $465,000 for 2011, which positioned his salary in a manner consistent with the general guidelines outlined earlier.

The 2010 base salaries for Messrs. Devault, Daukas, Vesey, and Bessette were $235,000; $326,000; $200,000 and $172,500, respectively.  The Committee increased the salaries of Messrs. Devault, Daukas, Vesey, and Bessette for 2011 to $253,500; $332,500; $204,000 and $187,000, respectively.  The 2011 salary increase for Messrs. Devault and Bessette included a market adjustment in recognition of their roles and value with the Corporation.

Cash Incentive

The Committee believes that cash incentives are instrumental in motivating and rewarding executives for achievement of corporate and division goals.  All of our named executive officers participate in our Annual Performance Plan.  In addition, Mr. Daukas participates in our Wealth Management Business Building Incentive Plan, which rewards achievement of growth targets for the wealth management product line.

Cash Incentive Opportunities Under Annual Performance Plan

The Annual Performance Plan provides the opportunity to earn cash awards based on achievements relative to predefined corporate financial goals and individual performance.  The percentages allocated to the corporate performance component and the individual performance component are 70% and 30%, respectively, for the Chief Executive Officer, and 60% and 40%, respectively, for all other executive officers.

The target incentive opportunity is determined as a percentage of regular base salary earnings, and varies by role and level of responsibility.  The target bonus percentage is 45% for Mr. MarcAurele and 30% for Messrs. Devault, Daukas, Vesey, and Bessette.

Performance Measures

Corporate performance is based on three financial metrics - net income, fully diluted earnings per share, and return on equity, with each metric receiving equal weighting.  At the beginning of each year, the Board establishes performance targets based on our strategic objectives.  At the end of each year, the actual performance for each of the financial metrics is measured separately against its target.  Performance exceeding a threshold of 80% of the performance target will result in progressively increasing payment levels, ranging from 50% to 150% of the target award.

Individual performance for the Chief Executive Officer is determined with consideration of matters such as leadership of the senior management team, strategic planning and implementation, corporate governance, risk management, and ability to focus the Corporation on the long-term interests of our shareholders.  For the other named executive officers, individual performance is determined with consideration of matters such as leadership, strategic planning, and achievement of business unit operational and/or production goals.  In order to qualify for an individual performance award, the weighted average of the financial metrics must be at least 80%.  Once that threshold level is achieved, individual performance awards range from 0% to 100% of the target, based on an assessment of employee performance against expectations established at the beginning of each year.  The Committee relies upon the assessment of the performance of the Chief Executive Officer by the independent directors of the Corporation’s Board, and considers the Chief Executive Officer’s assessment of the performance of all other senior executives.

The terms of the Annual Performance Plan, including the target bonus levels and relationship of payouts to achievement of financial metrics, were established by the Committee in consultation with the compensation consultant.  Annually, the Committee reviews the plan to ensure that it is designed in a manner that continues to motivate employees to achieve our strategic goals.  Regardless of the actual award determined by the plan parameters, the Committee has the authority to modify any award.  Further, the plan includes a “clawback” provision requiring the executives to reimburse the Corporation for any plan payment that would not have been earned based on restated financial results.

2010 Awards

In 2010, the plan targets for the corporate performance metrics were:  (i) net income: $21,112,000; (ii) fully diluted earnings per share: $1.28; and (iii) return on equity: 8.00%, with a 100% payout resulting from achievement of 97.5% to 102.5% of these targets.  For 2010, the Corporation reported net income of $24,051,000; fully diluted earnings per share of $1.49; and return on equity of 9.09%, which resulted in a payout of 137.5% for the corporate performance component.

Individual performance was assessed based on the criteria described above.  Based on the superior performance of all executives and their respective business lines, all named executive officers were awarded a 100% individual performance award.

Further, the Committee made several discretionary upward adjustments to recognize certain executive’s individual contributions toward key strategic objectives including, but not limited to, margin improvement, discretionary expense control, and significant business line growth.  The largest of these discretionary awards was made to Mr. Bessette who was instrumental in the successful expansion of the mortgage banking model into Massachusetts as well as the origination of a record volume of residential mortgage loans during 2010.

Annual Performance Plan awards for the named executive officers are outlined below:

	Award Under the Corporate Performance Component (137.5% Award)	Award Under Individual Performance Component (0-100% Award)	Discretionary Adjustment by Committee	Total Plan Payment	Percentage of Plan Target
MarcAurele	$187,410	$58,414	$4,176	$250,000	128.4%
Devault	$58,136	$28,187	$8,677	$95,000	134.8%
Daukas	$80,662	$39,109	$229	$120,000	122.7%
Vesey	$49,424	$23,963	$4,613	$78,000	130.2%
Bessette	$42,676	$20,692	$16,632	$80,000	154.7%
Warren	$89,122	$27,780	$98	$117,000	126.4%

Wealth Management Business Building Incentive Plan

Mr. Daukas is eligible for an additional bonus payment based upon the performance of the wealth management division.  This incentive is intended to drive growth in the wealth management product line, which is an important contributor to our net income.  The target payment is $180,000 ($60,000 for each metric), with a range of 0% to 150% based upon actual performance.  Plan performance is measured in terms of division pre-tax earnings, revenues, and net new assets under management, with each metric having equal weighting.  The net new assets under management metric is inclusive of all cash flows excluding investment income.  Plan payment is determined by assessing achievement of each metric individually against its target.  Performance exceeding a threshold of 70% of the performance target will result in progressively increasing payment levels, ranging from 25% to 150% of the target award.  The plan includes a “clawback” provision requiring Mr. Daukas to reimburse the Corporation for any plan payment that would not have been earned based on restated financial results.

In 2010, plan targets were:  (i) pre-tax earnings of $11,351,100; (ii) revenues of $26,290,457; and (iii) net new assets under management of $100,000,000.  During 2010, the wealth management division met 105.6% of the pre-tax earnings goal, 100.8% of the revenue goal, and 25.5% of the net new assets under management goal.  This performance resulted in a total bonus payment of $127,500 to Mr. Daukas under this plan, which is equal to 70.8% of the plan target.

Long-Term Equity Compensation

The granting of stock-based incentives is viewed as a desirable long-term incentive compensation strategy because it closely links the interests of management with shareholders, aids in executive retention, and rewards executives for focusing on long-term stock market value.  Equity grants also provide an opportunity for increased equity ownership.

In determining the form of equity to be granted, the Committee considers many factors including the ability to drive corporate performance, tax and accounting treatment and the impact on dilution.  When granting stock-based incentives to senior executives, the Committee considers the compensation consultant’s analysis, as described earlier.  The Committee also considers the Chief Executive Officer’s recommendations for other executives, which are based on each officer’s level of responsibility and contribution towards achievement of our business plan and objectives.

Generally, equity compensation has been granted on an annual basis.  Employee grants, including grants to newly hired employees, have historically been made at a regularly-scheduled Committee meeting.  All stock option awards are made at the closing price for our common stock on the grant date.  All grants are effective either on the date of the Committee meeting or at a specific future date coinciding with a triggering event such as the employee’s date of hire.  Equity grants to non-employee directors occur annually at the Committee meeting shortly before the date of the Annual Meeting, and are effective on the date of the Annual Meeting for directors continuing service after such date.  Equity grants typically become vested after three years of service but may be subject to longer vesting periods for larger awards.  Unvested equity grants are typically forfeited upon separation from employment.  Employees may become vested in a pro-rata share of equity grants upon retirement or disability, and fully vested in equity grants upon death, subject to the terms of the specific grant.  Directors may become fully vested in equity grants in the event of retirement or death, subject to the terms of the specific grant.  All equity grants become fully vested in a change in control of the Corporation.

Due to economic conditions, no equity grants were made during 2009 to directors or executive officers (other than a new hire grant to Mr. MarcAurele).  This decision was made in order to avoid the expense associated with such grants and improve the Corporation’s financial performance.  This resulted in a reduction in total compensation of approximately 10% to 20% for executives and 15% to 30% for directors.  This important compensation element was restored in 2010.

Performance Share Unit Awards in 2010

In January 2010, the Committee made a performance share unit award to Mr. MarcAurele.  The grant is intended to motivate and reward the executive by positioning total compensation to be competitive with market for meeting defined performance goals, with opportunity to enhance pay by driving superior corporate performance.  The award is designed to position total compensation at the 50th percentile with opportunities for upward and downward adjustment based on actual corporate performance compared to the peer group, providing true pay for performance through the leveraging of equity grants.

Mr. MarcAurele’s target award is 12,500 shares, with an opportunity to earn from 0% to 200% of the target award depending on the Corporation’s performance versus that of the industry peer group during the performance measurement period which is January 1, 2010 through December 31, 2012.  The Corporation’s relative performance ranking in each calendar year in the performance measurement period will be averaged to determine the final ranking.

Selecting and defining the performance measurements for the performance share unit awards was a critical decision for the Committee.  Measures needed to reflect our strategic plan and growth strategy, as well as shareholder expectations.  In addition, measures had to be within the control and influence of the grantees so that there is a true correlation between actual contribution and reward.  After reviewing a number of performance metrics, the Committee decided to base performance on core return on equity (“Core ROE”) and core earnings per share growth (“Core EPS Growth”), with the two metrics having equal weighting.

The number of shares to be issued upon vesting is based on our relative Core ROE and Core EPS Growth performance, compared to a group of publicly-traded banks and thrifts located in the Northeast and Mid-Atlantic states with assets of $1 billion to $5 billion (based on information published by SNL Financial.)  The Corporation must achieve threshold performance at the 25th percentile for each metric in order to qualify for any award.  Shares will be issued at the target award level for performance at the 50th percentile, with a payout range of 50% to 200% of the target award level based on a straight line interpolation for performance from 25th percentile to 100th percentile.  Dividend equivalents will be paid retroactively in cash once the award vests and the final shares are actually issued.

This grant will become vested on the third year anniversary of the grant, but will become fully vested in the event of a change in control or death, and vested on a pro-rata basis in the event of disability or retirement prior to the vesting date.  Except as outlined above, the grant is subject to forfeiture in the event of the executive’s termination of employment prior to the vesting date.  In the event of a change in control, death, retirement, or permanent disability, the performance period will be shortened to include annual performance during each completed calendar year and for any partial years, year-to-date performance through the completed calendar quarter immediately preceding or coinciding with the acceleration event.  Performance for a partial year will be weighted accordingly.

The grant contains a ‘clawback’ provision that provides that, in the event the Corporation is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the Federal securities laws, the executive is required to reimburse the Corporation for the value of shares of common stock issued under this award that would not have been earned based on the restated financial results.

Prior Year Performance Share Awards that Vested in 2010

Mr. Warren had received a performance share unit award in 2008 that vested upon his retirement on April 30, 2010.  This grant was structured in the same manner described above.  The target award was 6,007 shares with an opportunity to earn from 0% to 200% of the target award depending on the Corporation’s performance during calendar years 2008 and 2009.  During the performance measurement period, average performance for Core ROE was at the 71.6th percentile and for Core EPS Growth was at the 44.8th percentile, resulting in a final percentile ranking of 58.2.  This performance resulted in a payout of 116.4% of the target, or an award of 6,992 shares.

2010 Equity Awards to Other Executives

In June 2010, the Committee granted time-based nonqualified stock options and/or restricted stock units to other key employees including Messrs. Devault, Daukas, Vesey, and Bessette.  These awards are outlined in the Grants of Plan-Based Awards table later in this Proxy Statement.  Restricted stock unit awards included dividend equivalent rights.  The grant is subject to three year cliff vesting, subject to accelerated vesting in the event of change in control or the executive’s death, and pro-rated vesting in the event of retirement.

Additionally, Mr. Warren received a grant of 1,000 restricted stock units which will become fully vested after three years provided Mr. Warren continues his service as a Director through that date.  This grant is subject to accelerated vesting in the event of change in control or Mr. Warren’s death.

Subsequent Committee Actions in 2011

In January 2011, the Committee granted performance share unit awards to all of the named executive officers.  This action underscores the Committee’s intention to provide an increased link between pay and performance in the granting of equity compensation to the executive management team.  This grant was structured in the same manner as the performance share unit award made to Mr. MarcAurele in 2010.  Each executive has a target award with an opportunity to earn from 0% to 200% of the target award depending on the Corporation’s performance during calendar years 2011, 2012, and 2013.  The target awards for Messrs. MarcAurele, Devault, Daukas, Vesey and Bessette are 11,829; 4,690; 6,152; 3,774; and 3,460 shares, respectively.

This grant will become vested on the third year anniversary of the grant, but will become fully vested in the event of a change in control or death, and vested on a pro-rata basis in the event of disability or retirement prior to the vesting date.  Except as outlined above, the grant is subject to forfeiture in the event of the executive’s termination of employment prior to the vesting date.

Retirement and Other Benefits

Pension Plan

The Bank offers a tax-qualified defined benefit Pension Plan for the benefit of most employees.  The Committee reviewed the Bank’s retirement program, benefit trends, and best practices, and made a strategic decision to shift retirement benefits from the Pension Plan to the 401(k) Plan.  Effective October 1, 2007, the Pension Plan was amended to freeze plan entry to new hires and rehires.  Existing employees hired prior to October 1, 2007, including Messrs. Devault, Daukas, Vesey, and Bessette, continue to accrue benefits under the Pension Plan.  Mr. MarcAurele was hired after October 1, 2007, and therefore, is not eligible to participate in the Pension Plan.

The annual pension benefit for an employee retiring at normal retirement age is the sum of (1) 1.2% of average annual pension compensation plus (2) 0.65% of average annual pension compensation in excess of the Social Security covered compensation level, multiplied by the number of years of service limited to 35 years.  Pension compensation consists of base salary plus payments pursuant to the Annual Performance Plan, the Wealth Management Business Building Incentive Plan, and other cash-based payments, subject to IRS qualified plan limits ($245,000 in 2010).  In 2010, the Social Security covered compensation level was $61,884 for a participant retiring at age 65.

Pension benefits are available at normal retirement age, typically age 65.  Participants may commence reduced benefits as early as age 55 with ten years of service.  Messrs. Devault, Vesey, and Bessette are the only named executive officers who currently meet the age and service requirements to commence pension benefits.  Mr. Warren commenced benefits following his retirement on April 30, 2010.

The Pension Plan was amended in 2005 to eliminate a special early retirement benefit available to participants who had combined age and years of benefit service of 85 or more (the “Magic 85 Provision”).  The plan amendment provided that the Magic 85 Provision would still be available to qualifying grandfathered employees retiring from active service on or after age 60.  Under the Magic 85 Provision, the pension benefit of qualifying participants is not subject to reduction for early benefit commencement.  Additionally, qualifying participants are eligible for a temporary payment through age 62, which is equal to the participant’s estimated Social Security benefit at age 62. Mr. Devault is the only named executive officer who is expected to qualify for the Magic 85 Provision.

Supplemental Pension Plan

The Bank also offers a Supplemental Pension Plan, which provides for payments of certain amounts that would have been received under the Pension Plan in the absence of IRS limits.  Benefits payable under the Supplemental Pension Plan are an unfunded obligation of Washington Trust.

This plan covers substantially all employees who are impacted by IRS limits under the Pension Plan.  Mr. Warren was intentionally excluded from participation in this plan, and instead participated in the Executive Pension Plan described below.

Executive Pension Plan

We also maintain an Executive Pension Plan for the benefit of Mr. Warren and another retired former executive.  No other executive officers are eligible to participate in this plan.  Mr. Warren commenced benefits under the Executive Pension Plan in 2010.

The Executive Pension Plan provides a benefit of 30% of average annual pension compensation plus 2% for each year of service up to a maximum of 55%.  Benefits are offset by benefits provided by the Pension Plan, Social Security, and any defined benefit pension plan of a prior employer.  A participant must have at least five years of service to earn a benefit under the Executive Pension Plan.  There is a minimum benefit of $1,000 for each year of plan participation, up to a maximum of $10,000.  Benefits payable under the Executive Pension Plan are an unfunded obligation of Washington Trust.

401(k) Plan

The Bank maintains a 401(k) Plan that covers substantially all employees.  The 401(k) Plan is an essential part of the retirement package needed to attract and retain employees in the banking industry.  The 401(k) Plan provides for deferral of up to the lesser of 25% of plan compensation or the annual dollar limit prescribed by the Internal Revenue Code.

Effective January 1, 2008, the 401(k) Plan was amended to promote shared responsibility for retirement through personal savings, as well as to serve as the primary retirement plan for employees who were hired or rehired after September 30, 2007.  Plan provisions include automatic enrollment at 3% of plan compensation, and annual automatic increase by 1% to a maximum of 6%.  The Bank matches 100% of each participant’s first 1% of voluntary salary deferrals and 50% of each participant’s next 4% of salary deferrals up to a maximum match of 3%.  Additionally, certain eligible employees who are hired or rehired after September 30, 2007, and, therefore, are excluded from participation in the Pension Plan, are eligible for a non-elective employer contribution of 4% of plan compensation.  Mr. MarcAurele was hired after September 30, 2007, and is therefore, eligible for this non-elective employer contribution.  Employees hired after September 30, 2007, including Mr. MarcAurele, are subject to two-year cliff vesting of employer contributions.

Nonqualified Deferred Compensation Plan

We provide a Nonqualified Deferred Compensation Plan that permits key employees, including the named executive officers, to defer salary and bonus with the opportunity for supplemental retirement and tax benefits.  Directors are also eligible to participate by the deferral of retainer and meeting fees.

The Nonqualified Deferred Compensation Plan also provides for credits of certain amounts that would have been matched by the Bank under the 401(k) Plan, but for the deferral under the Nonqualified Deferred Compensation Plan and IRS limitations on annual compensation under qualified plans.  Further, Mr. MarcAurele is eligible for an additional employer contribution of 5% of salary annually in lieu of participation in the Supplemental Pension Plan or Executive Pension Plan.  Directors are not eligible for employer contributions.  Employees hired after September 30, 2007, including Mr. MarcAurele, are subject to two-year cliff vesting of employer contributions.

Deferrals are credited with earnings/losses based upon the participant’s selection of investment measurement options.  The investment measurements include publicly-traded mutual funds.  Because these investment measurements are publicly traded securities, we do not consider any of the earnings credited under the Nonqualified Deferred Compensation Plan to be “above market”.  The investment measurements are described further under the heading “Nonqualified Deferred Compensation” later in this Proxy Statement.

Benefits payable under this plan are an unfunded obligation of the Bank.

Welfare Benefits

In order to attract and retain employees, we provide certain welfare benefit plans to our employees, which include medical and dental insurance benefits.  The named executive officers participate in the medical and dental insurance plans under the same terms as our other full-time employees.  All full-time employees, including the named executive officers, are offered cash-in-lieu of medical and dental coverage that would otherwise have been provided.

We provide two times base salary in life and accidental death and dismemberment insurance for our full-time employees, including the named executive officers.  This is provided through a combination of group life insurance contracts and split dollar arrangements under bank-owned life insurance policies.  The life insurance benefit provided to the named executive officers does not exceed the benefit levels offered to other full-time employees.

We also provide disability insurance to our full-time employees including the named executive officers, which provides up to 60% of base salary income replacement after six months of qualified disability.  In order to obtain a competitive group rate, the group disability policy limited covered base salary to $262,500 in 2010.  This group plan limit does not fully cover the base salaries of Messrs. MarcAurele and Daukas.  In order to provide a benefit that is commensurate with the benefits provided to other full-time employees, we have purchased a supplemental disability insurance policy for Mr. MarcAurele and we reimburse Mr. Daukas for a pro-rata share of his personal disability insurance policy.

Perquisites and Other Personal Benefits

We provide named executive officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program.  Perquisites include transportation benefits and country club memberships, as appropriate for business purposes.  Annually, the Committee reviews the perquisites and other personal benefits provided to named executive officers.  In addition, on an annual basis the Compensation Committee Chairperson reviews the expense reports of the named executive officers to ensure that all reimbursements are reasonable and appropriate.  On January 19, 2011, this review was completed with respect to 2010 expense reimbursements and no exceptions were noted.

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals.  Compensation that qualifies as performance-based compensation is not subject to the deduction limit imposed by Section 162(m).  Where circumstances warrant, we plan to structure our cash and equity incentive compensation to our executives in a manner that would qualify such compensation as performance-based compensation.  During 2010, no employee received taxable compensation in excess of $1,000,000, and, therefore, all such compensation was fully deductible for federal income tax purposes.

Stock Ownership and Equity Retention Guidelines

The Committee believes that stock ownership is the best method of aligning financial interests with shareholders and focusing executives and directors on long-term stock performance.  In late 2010, the Committee implemented stock ownership guidelines for all executives and increased the existing ownership guidelines for directors.  Until ownership targets are achieved, equity grant retention guidelines apply.

The Chief Executive Officer is expected to own shares with an approximate value of two times base salary and other executive officers are expected to own shares with an approximate value of one times base salary.  Until this ownership level is achieved, 50% of all vested equity grants should be retained, after the deduction for any shares surrendered to satisfy the tax liability for that grant.

Directors are expected to own 3,000 shares, which is approximately equivalent to three times the annual retainer based on recent stock prices.  Until this ownership level is achieved, 100% of all vested equity grants should be retained by the director.

Change in Control Agreements

We have entered into change in control agreements with certain key employees, including the named executive officers.  The change in control agreements are designed to promote stability and continuity of senior management.  The Committee believes that the interests of shareholders will be best served if the interests of senior management are aligned with them.  The Committee further believes that providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders.

The change in control agreements require a six-month delay in payments to a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code.  If a six-month delay is required, we have agreed, upon the executive’s termination of employment, to make an irrevocable contribution to a grantor trust on behalf of the executive in the amount of the severance, plus interest at the short-term applicable federal rate.

Change in Control Agreements Entered into Prior to 2009

The Corporation has change in control agreements (“Pre-2009 Change in Control Agreements”) with Messrs. Devault, Daukas, Vesey and Bessette that were entered into prior to 2009.  In the event of a change in control, the named executive officers would be eligible for (a) a severance payment equal to two times the sum of base salary in effect at the time of termination plus the highest bonus paid in the 2-year period prior to the change in control; (b) benefit continuation for a period of 24 additional months of medical, dental and life insurance coverage, as well as 24 additional months of benefit accrual under the Corporation’s or Bank’s supplemental retirement plans; and (c) payment to cover the impact of the 20% excise tax imposed by Section 280G of the Internal Revenue Code in the event the named executive officer becomes subject to such excise tax.

Payments under the Pre-2009 Change in Control Agreements would be triggered if:

▪
in the event of a change in control (as defined in the Pre-2009 Change in Control Agreements) of the Corporation or Bank, (a) the Corporation or Bank terminates the executive for reasons other than for Cause (as defined in the Pre-2009 Change in Control Agreements) or death or disability of the executive within 13 months after such change in control; or (b) within 12 months of a change in control, the executive resigns for Good Reason (as defined in the Pre-2009 Change in Control Agreements), which includes a substantial adverse change in the nature or scope of the executive’s responsibilities and duties, a reduction in the executive’s salary and benefits, relocation, a failure of the Corporation or Bank to pay deferred compensation when due, or a failure of the Corporation or Bank to obtain an effective agreement from any successor to assume the Pre-2009 Change in Control Agreements; or

▪	the executive resigns for any reason during the 13th month after the change in control; or

▪
the executive is terminated by the Corporation or Bank for any reason other than Cause, death or disability during the period of time after the Corporation and/or the Bank enters into a definitive agreement to consummate a transaction involving a change in control and before the transaction is consummated so long as a change in control actually occurs.

Mr. Warren was a party to a Pre-2009 Change in Control Agreement prior to his retirement on April 30, 2010.

Change in Control Agreements After January 1, 2009

In 2009, the Committee revised the form of change in control agreement to be more representative of current practices in executive compensation.  It was agreed that all existing agreements will remain in force, and the revised agreement (“Post-2009 Change in Control Agreement”) will be used for new executives and newly eligible existing employees.

The Corporation has entered into a Post-2009 Change in Control Agreement with Mr. MarcAurele.  In the event of a change in control, the Mr. MarcAurele would be eligible for (a) a severance payment equal to three times the sum of base salary in effect at the time of termination plus the average bonus paid within the previous 3-year period prior to the change in control; and (b) benefit continuation for a period of 36 additional months of medical and dental.  Should the payments under the Post-2009 Change in Control Agreements exceed the limit imposed by Section 280G of the Internal Revenue Code, benefits would be reduced until the executive is no longer subject to excise tax.

Payments under the Post-2009 Change in Control Agreements would be triggered if:

▪
in the event of a change in control (as defined in the Post-2009 Change in Control Agreements) of the Corporation or Bank, (a) the Corporation or Bank terminates the executive for reasons other than for Cause (as defined in the Post-2009 Change in Control Agreements) or death or disability of the executive within 12 months after such change in control; or (b) within 12 months of a change in control, the executive resigns for Good Reason (as defined in the Post-2009 Change in Control Agreements), which includes a substantial adverse change in the nature or scope of the executive’s responsibilities and duties, a material reduction in the executive’s salary, relocation, or a failure of the Corporation or Bank to obtain an effective agreement from any successor to assume the Post-2009 Change in Control Agreements; or

▪
the executive is terminated by the Corporation or Bank for any reason other than Cause, death or disability during the period of time after the Corporation and/or the Bank enters into a definitive agreement to consummate a transaction involving a change in control and before the transaction is consummated so long as a change in control actually occurs.

Post-2009 Change in Control Agreements require the executive to provide a general release of claims to receive payment under the agreement, refine the definition of “Change in Control” and provide an opportunity for the Corporation to remedy a “Good Reason” triggering event.

Further analysis of payments triggered by a change in control is provided under the heading “Potential Post-Employment Payments” on page 33 of this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis report beginning on page 14 of this Proxy Statement with management.  Based on that review and discussion, the Compensation Committee recommended to the Corporation’s Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report has been furnished by the members of the Compensation Committee:

Gary P. Bennett (Chairperson)	Barry G. Hittner, Esq.	Edward M. Mazze, Ph.D.
Kathleen E. McKeough	Victor J. Orsinger II, Esq.	Patrick J. Shanahan, Jr.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows, for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008, the compensation of the person who served as Chief Executive Officer of the Corporation, Chief Financial Officer of the Corporation, and each of the three most highly compensated executive officers of the Corporation and/or the Bank, other than the Chief Executive Officer and Chief Financial Officer, whose total compensation exceeded $100,000 in each year.  Mr. MarcAurele was employed by the Corporation beginning in 2009, and thus the presentation below includes compensation only for fiscal years ended December 31, 2009 and December 31, 2010. The presentation below includes compensation for Mr. Bessette only for fiscal year ended December 31, 2010, the only year in the last three fiscal years in which he was a named executive officer.  Mr. Warren retired from the Corporation on April 30, 2010, and is presented as an additional named executive officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (a)		Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($) (d)		Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($) (e)	Total ($)
Joseph J. MarcAurele Chairman, President and Chief Executive Officer	2010	432,692	4,176		249,315	-	245,824		-		454,045	1,386,052
	2009	107,692	100,000	(f)	125,370	134,148	-		-		8,560	475,770

David V. Devault Senior Executive Vice President, Secretary and Chief Financial Officer	2010	234,892	8,677		36,792	35,835	86,323		201,614	(g)	7,236	611,369
	2009	227,908	3,121		-	-	21,879		110,519	(g)	6,988	370,415
	2008	219,923	226		33,768	41,257	48,290		136,490	(h)	6,802	486,756
Galan G. Daukas Executive Vice President, Wealth Management	2010	325,908	229		49,056	49,037	247,271		52,425	(g)	28,133	752,059
	2009	319,885	-		-	-	30,000		46,962	(g)	27,901	424,748
	2008	309,962	-		48,240	58,245	242,907		37,874	(h)	27,168	724,396
James M. Vesey Executive Vice President and Chief Credit Officer	2010	199,692	4,613	(i)	61,320	-	73,387	(i)	109,773	(g)	12,129	460,914
	2009	179,862	7,733	(i)	-	-	17,267	(i)	60,592	(g)	10,024	275,478
	2008	167,954	1,987	(i)	50,652	-	36,879	(i)	58,038	(h)	5,212	320,722
Stephen M. Bessette Executive Vice President, Retail Lending	2010	172,431	16,632	(j)	52,560	-	63,368	(j)	93,937	(g)	5,298	404,226

John C. Warren Chairman and Chief Executive Officer (retired 4/30/10)	2010	205,769	98		19,340	-	116,902		266,287	(g)	41,045	649,441
	2009	499,804	6,021		-	-	53,979		379,537	(g)	41,205	980,546
	2008	482,931	1,894		202,844	-	152,403		411,068	(h)	38,472	1,289,612

(a)
Except as noted, bonus payments were accrued in the year indicated and paid in the succeeding fiscal year.  Thus, the 2010 bonus was paid in fiscal 2011, the 2009 bonus was paid in fiscal 2010 and the 2008 bonus was paid in fiscal 2009.  Bonus payments in 2010 include discretionary awards discussed in the Compensation Discussion and Analysis earlier in this Proxy Statement.

(b)
Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock, restricted stock unit awards, and performance share unit awards in the year indicated.  For 2010, assumptions related to the financial reporting of restricted stock, restricted stock units, and performance shares units are presented in Footnote 16 to the Consolidated Financial Statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “2010 Form 10-K”).  For 2008, the fair value of the performance share award to Mr. Warren reflects the grant date probable outcome assumption of performance at the 70th percentile of the peer group; the maximum value of this award assuming performance at the highest level was $289,778; and the actual value of this award upon vesting on April 30, 2010 was $168,647.  For 2010, the fair value of the performance share award to Mr. MarcAurele reflects the grant date probable outcome assumption of performance at the 66th percentile of the peer group; the maximum value of this award assuming performance at the highest level is $377,750.

(c)
Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock option awards in the year indicated.  For 2010, assumptions related to the financial reporting of stock options are presented in Footnote 16 to the Consolidated Financial Statements presented in the 2010 Form 10-K.

(d)
Amount listed reflects payments under the Annual Performance Plan and Wealth Management Business Building Incentive Plan as outlined earlier in this Proxy Statement.  Bonus payments were accrued in the year indicated and paid in the succeeding fiscal year.  Thus, the 2010 bonus was paid in fiscal 2011, the 2009 bonus was paid in fiscal 2010, and the 2008 bonus was paid in fiscal 2009.

(e)	The following table shows the components of this column for 2010:

Named Executive Officer	Life Insurance Premiums ($) (1)	Disability Insurance Premiums ($)	Employer Contributions Under the 401(k) Plan ($)	Employer Credits Under Nonqualified Deferred Compensation Plan ($)	Country Club Membership ($)	Company Provided Vehicle or Auto Allowance ($) (2)	Non-cash Items and Related Tax Gross-up Payment ($) (3)	Total ($)
MarcAurele	377,669	4,853	17,150	34,773	10,000	9,600	-	454,045
Devault	155	-	7,047	-	-	-	34	7,236
Daukas	167	667	7,350	2,427	9,000	8,400	122	28,133
Vesey	138	-	5,991	-	6,000	-	-	12,129
Bessette	125	-	4,656	517	-	-	-	5,298
Warren	56	2,004	6,173	-	7,812	18,749	6,251	41,045

(1)
The Corporation periodically purchases bank-owned life insurance (“BOLI”) policies on the lives of certain employees, including the named executive officers.  The purchase of BOLI policies results in an income-earning asset that provides tax-free income to the Corporation.  BOLI policies are purchased through a one-time lifetime premium.  BOLI policies were purchased in 1999 on Messrs. Devault, Vesey, Bessette, and Warren and in 2006 for Mr. Daukas.  In 2010, a BOLI policy was purchased on Mr. MarcAurele for a one-time lifetime premium of $377,315, and such premium is included in All Other Compensation.  The BOLI policy, in combination with a group insurance policy, is used to provide the Corporation’s standard employee life insurance benefit.  Upon the executive’s separation from employment, the executive releases any claim to benefits under the BOLI policy.

(2)	Amount for Mr. Warren includes the transfer of ownership of a 2004 automobile which had been owned by the Corporation and was fully depreciated.

(3)	Non-cash items reflect the cash value and related tax gross-up of promotional merchandise received by Messrs. Devault and Daukas and a retirement gift received by Mr. Warren during the year.

(f)	Amount reflects payment made to Mr. MarcAurele contingent upon his hire in 2009 but payable in 2010.

(g)
Amount reflects aggregate change in the value of accumulated benefits under the Pension Plan, Supplemental Pension Plan, and Executive Pension Plan between December 31 of the year indicated and December 31 of the prior year.  The amount represents the increase due to an additional year of service; increases in average annual compensation; the increase due to a reduction in the discounting period; and the increase or decrease due to changes in assumptions.  Assumptions for 2010 are described in footnotes to the Pension Benefits table included later in this Proxy Statement.  Amounts are based upon the earliest retirement age at which the individual can receive unreduced benefits, which for Mr. Devault is age 60 and for all others is age 65.  Except for Mr. Warren’s 2010 amount, the present value calculations assume payment in the normal form, which is a life annuity under the Pension Plan and Supplemental Pension Plan and a 50% joint and survivor annuity with 120 guaranteed monthly payments under the Executive Pension Plan.  For Mr. Warren, the 2010 amount reflects his actual retirement date of May 1, 2010 and the actual forms of benefit elected, which was 66 2/3% joint and survivor annuity under the Pension Plan and a 66 2/3% joint and survivor annuity with 120 guaranteed payments under the Executive Pension Plan.

(h)
Amount reflects 12/15ths of the difference between the Present Value of Accumulated Benefits under the Pension Plan, Supplemental Pension Plan, and Executive Pension Plan at December 31, 2008 and the Present Value of Accumulated

Benefits at September 30, 2007.  The 12/15ths adjustment reflects the change in measurement date from September 30 to December 31 that was used for our financial disclosures under SFAS No. 158.  The amount represents the increase due to an additional year of service; increases in average annual compensation; the increase due to a reduction in the discounting period; and the increase or decrease due to changes in assumptions.  Amounts are based upon the earliest retirement age at which the individual can receive unreduced benefits, which for Mr. Devault is age 60 and for all others is age 65.  The present value calculations assume payment in the normal form, which is a life annuity under the Pension Plan and Supplemental Pension Plan, and a 50% joint and survivor annuity with 120 guaranteed monthly payments under the Executive Pension Plan.

(i)
Amounts include deferrals under the Nonqualified Deferred Compensation Plan of $55,977 from the 2010 payment deferred in 2011; $7,040 from the 2009 payment deferred in 2010; and $19,912 from the 2008 payment deferred in 2009.

(j)	Includes $10,000 deferred under the Nonqualified Deferred Compensation Plan in 2011.
_________________

Grants of Plan-Based Awards

The following table contains information concerning grants of plan-based awards under our cash and equity incentive plans to the named executive officers during the year ended December 31, 2010.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value Of Stock And Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
MarcAurele	12/14/09	$126,563	$194,712	$262,861 (a)
	01/20/10				6,250	12,500	25,000 (b)				$249,315 (c)
Devault	12/14/09	$49,328	$70,468	$91,608 (a)
	06/01/10							2,100 (d)			$36,792
	06/01/10								5,700 (e)	$17.52	$35,835
Daukas	12/14/09	$68,440	$97,772	$127,104 (a)
	12/14/09	$45,000	$180,000	$270,000 (f)
	06/01/10							2,800 (d)			$49,056
	06/01/10								7,800 (e)	$17.52	$49,037
Vesey	12/14/09	$41,936	$59,908	$77,880 (a)
	06/01/10							3,500 (d)			$61,320
Bessette	12/14/09	$36,210	$51,729	$67,248 (a)
	06/01/10							3,000 (d)			$52,560
Warren	12/14/09	$60,187	$92,596	$125,005 (a)
	04/27/10							1,000 (g)			$19,340

(a)
Reflects the 2010 threshold, target and maximum award available under the Annual Performance Plan.  The Annual Performance Plan is based upon achievement of both corporate and individual goals.  Threshold awards assume corporate performance at 80% of plan (resulting in a 50% payout on the corporate performance component) and individual performance at 100%.  This plan is described in detail in the Compensation Discussion and Analysis earlier in this Proxy Statement.  Actual awards are reflected in the Summary Compensation Table.  The grant date represents the date that the terms of the awards for 2010 under this plan were approved by the Compensation Committee.

(b)
Reflects the threshold, target and maximum number of shares available under the performance share unit award granted on January 20, 2010.  This grant is described in detail in the Compensation Discussion and Analysis earlier in this Proxy Statement.

(c)
For purposes of this table, we have assumed that the grant becomes vested at the 66th percentile of the peer group, resulting in a 132% award.  The actual number of shares that will vest will depend on the Corporation’s performance versus that of the peer group during the performance measurement period and, therefore, actual amounts may be different.

(d)
Reflects a restricted stock unit grant on June 1, 2010.  This grant will become fully vested upon the earliest of June 1, 2013, the executive's death, or change in control of the Corporation.  The grant will be vested on a pro-rated basis upon the executive's retirement.  This grant included dividend equivalent rights.

(e)
Reflects a nonqualified stock option grant on June 1, 2010.  This grant will become fully vested upon the earliest of June 1, 2013, the executive's death, or change in control of the Corporation.  The grant will be vested on a pro-rated basis upon the executive's retirement.

(f)
Reflects the 2010 threshold, target and maximum award available under the Wealth Management Business Building Incentive Plan.  This plan is described in detail in the Compensation Discussion and Analysis earlier in this Proxy Statement.  Actual awards are reflected in the Summary Compensation Table.  The grant date represents the date that the terms of the award for 2010 under this plan were approved by the Compensation Committee.

(g)
Reflects a restricted stock unit grant on April 27, 2010.  This grant will become fully vested upon the earliest of April 27, 2013, the executive's death, or change in control of the Corporation, provided Mr. Warren continues his service as a director through that date.

_________________

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the named executive officers concerning unexercised stock option awards and unvested stock awards as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (a)

MarcAurele		21,000 (b)	-	$17.91	9/21/2019
						7,000 (c)	$153,160
								25,000	(d)	$547,000

Devault	9,045	-	-	$17.80	4/23/2011
	8,440	-	-	$20.03	4/22/2012
	8,700	-	-	$20.00	5/12/2013
	6,200	-	-	$26.81	6/13/2015
	6,200	-	-	$28.16	12/12/2015
	-	5,100 (e)	-	$24.12	6/16/2018
	-	5,700 (f)		$17.52	6/1/2020
						1,400 (g)	$30,632	-		-
						2,100 (h)	$45,948	-		-

Daukas	20,000	-	-	$27.62	8/30/2015
	12,315	-	-	$28.16	12/12/2015
	-	7,200 (e)	-	$24.12	6/16/2018
	-	7,800 (f)	-	$17.52	6/1/2020
						2,000 (g)	$43,760	-		-
						2,800 (h)	$61,264	-		-

Vesey	4,905	-	-	$20.03	4/22/2012
	5,065	-	-	$20.00	5/12/2013
	3,800	-	-	$26.81	6/13/2015
	3,800	-	-	$28.16	12/12/2015
						2,100 (g)	$45,948	-		-
						3,500 (h)	$76,580	-		-
Bessette	2,335	-	-	$17.80	4/23/2011
	4,345	-	-	$20.03	4/22/2012
	4,500	-	-	$20.00	5/12/2013
	3,800	-	-	$26.81	6/13/2015
	3,800	-	-	$28.16	12/12/2015
						2,100 (g)	$45,948	-		-
						3,000 (h)	$65,640	-		-

Warren	21,968	-	-	$20.03	4/22/2012
	23,125	-	-	$20.00	4/29/2013
						1,000 (i)	$21,880	-		-

(a)	Based upon December 31, 2010 fair market value of $21.88.

(b)	This nonqualified stock option grant vests on September 21, 2014.

(c)	This restricted stock unit grant vests on September 21, 2014.

(d)
This performance share unit award vests on January 20, 2013.  The actual number of shares that will vest will depend on the Corporation’s performance versus that of the peer group during the performance measurement period which ends December 31, 2012. We have assumed that the Corporation’s performance versus that of the peer group during the performance measurement period will be at the percentile ranking of 66.0, resulting in 132.0% award.  As the instructions indicate, when performance is assumed to have exceeded the threshold, this table shall be based on the next higher performance measure that exceeds that assumed performance level.  Based on those instructions, for the purposes of this table we have included the maximum number of shares that can be awarded.  Actual results may be different.

(e)	This nonqualified stock option grant vests on June 16, 2011.

(f)	This nonqualified stock option grant vests on June 1, 2013.

(g)	This restricted stock unit grant vests on June 16, 2011.

(h)	This restricted stock unit grant vests on June 1, 2013.

(i)	This restricted stock unit grant vests on April 27, 2013, provided Mr. Warren continues his service as a director through that date.
_______________________

Option Exercises and Stock Vested

The following table sets forth information with respect to the named executive officers concerning the exercise of stock options and stock awards that vested during the year ended December 31, 2010.
OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Joseph J. MarcAurele	0		$0	0		$0
David V. Devault	10,100	(a)	$16,665	0		$0
Galan G. Daukas	0		$0	5,000	(b)	$89,350
James M. Vesey	0		$0	0		$0
Stephen M. Bessette	2,300		$10,143	0		$0
John C. Warren	28,000	(a)	$92,651	6,992	(c)	$138,372	(d)

(a)
Amounts shown represent the number of options exercised.  Taking into consideration shares exchanged for option exercise price and tax withholding, Messrs. Devault and Warren acquired net amounts of 987 and 8,059 shares, respectively.

(b)
Amount shown represents the number of restricted stock units vested during the year.  Taking into consideration shares withheld for payment of applicable taxes, Mr. Daukas acquired a net amount of 3,328 shares.

(c)
Amount shown represents a target grant of 6,007 performance share units that vested upon Mr. Warren’s retirement on April 30, 2010.  Taking into consideration achievement of performance criteria which resulted in a 116.4% award, Mr. Warren earned 6,992 shares of a maximum award of 12,014.  In addition, Mr. Warren was awarded dividends on these shares from the date of grant through the date of issuance.  Taking into consideration shares withheld for payment of applicable taxes, Mr. Warren acquired a net amount of 4,570 shares.

(d)
Amount shown represents the value of this award and related dividends at the vesting date of April 30, 2010.  The shares earned from the vesting of performance shares and related dividends were not issued to Mr. Warren until November 2010 in accordance with Internal Revenue Code Section 409A.

_______________________

Pension Benefits

The following table sets forth information with respect to the pension benefits of the named executive officers under the Pension Plan, Supplemental Pension Plan and Executive Pension Plan.  Information about these plans can be found under the heading “Compensation Discussion and Analysis - Retirement and Other Benefits” earlier in this Proxy Statement.  Mr. MarcAurele is not eligible to participate in any of these retirement plans, and is therefore excluded from the presentation below.

PENSION BENEFITS

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
David V. Devault	Pension Plan (b)	24.2	$884,767	-
	Supplemental Pension Plan	24.2	$266,329	-
Galan G. Daukas	Pension Plan	5.3	$81,768	-
	Supplemental Pension Plan	5.3	$122,761	-
James M. Vesey	Pension Plan	12.0	$412,717	-
	Supplemental Pension Plan	12.0	$35,856	-
Stephen M. Bessette	Pension Plan	13.8	$407,626	-
	Supplemental Pension Plan	13.8	$71,375	-
John C. Warren	Pension Plan (c)	14.3	$614,627	$30,842
	Executive Pension Plan (d)	14.3	$2,950,690	$140,871

(a)
Present value of accumulated benefits under the Pension Plan, Supplemental Pension Plan, and Executive Pension Plan as of December 31, 2010, determined using mortality assumptions based on the Pension Protection Act 2010 tables with no mortality assumption prior to benefit commencement and other assumptions consistent with those presented in Footnote 15 to the Consolidated Financial Statements presented in the 2010 Form 10-K, except that retirement age is based upon the earliest retirement age at which the named executive officer can receive unreduced benefits.  For Mr. Devault, this represents retirement under the Magic 85 Provision at age 60.  For all other named executive officers, this represents normal retirement at age 65.  Present value is expressed as a lump-sum; however, the plans do not provide for payment of benefits in a lump-sum, but rather are payable only in the form of an annuity with monthly benefit payments.  Except for Mr. Warren, as described in footnotes (c) and (d), the present value calculations assume payment in the normal form, which is a life annuity under the Pension Plan and Supplemental Pension Plan, and a 50% joint and survivor annuity with 120 guaranteed monthly payments under the Executive Pension Plan.

(b)
Mr. Devault’s Pension Plan benefit includes a temporary payment provided under the Magic 85 Provision that is payable between ages 60 and 62.  The Magic 85 Provision, including this special payment, is discussed in detail earlier in this Proxy Statement.

(c)	Mr. Warren commenced retirement benefits as of May 1, 2010. Amount reflects the actual amount and form of benefit elected which was the 66 2/3 joint and survivor annuity.

(d)
Mr. Warren commenced retirement benefits as of May 1, 2010.  Amount reflects the actual amount and form of benefit elected which was the 66 2/3 joint and survivor annuity with 120 guaranteed monthly payments.  Payment of his retirement benefits under this plan was delayed for six months in accordance with Internal Revenue Code Section 409A, and therefore, amount listed includes interest paid on such delayed payments.

_______________________

In the event of a change in control, the certain named executive officers would receive additional years of credited service under the Supplemental Pension Plan as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.

Nonqualified Deferred Compensation

We provide executives with the opportunity to defer up to 25% of regular base salary earnings and 100% of annual bonus earnings into the Nonqualified Deferred Compensation Plan.  This plan also provides certain employer contributions, as described earlier in this Proxy Statement.

Contributions are credited with earnings/losses based upon the executive’s selection of publicly-traded mutual funds and our common stock.  The following table summarizes the annual rate of return for the year ended December 31, 2010 for the investment options.

Washington Trust Bancorp, Inc. Common Stock	46.57%	Russell LifePoints® Conservative Strategy E Fund	10.06%
Principal Inv Ptr LargeCap Value III R5 Fund	12.64%	Russell LifePoints® Moderate Strategy E Fund	12.17%
Principal Inv LargeCap S&P 500 Index R5 Fund	14.64%	Russell LifePoints® Balanced Strategy E Fund	13.41%
Principal Inv Ptr LargeCap Growth I R5 Fund	19.53%	Russell LifePoints® Growth Strategy E Fund	14.17%
Principal Inv MidCap S&P 400 Index R5 Fund	26.02%	Russell LifePoints® Equity Growth Strategy E Fund	13.73%
Principal Inv SmallCap S&P 600 Index R5 Fund	25.53%	Russell LifePoints® 2010 Strategy R3 Fund	11.59%
American Funds EuroPacific Growth R3 Fund	9.07%	Russell LifePoints® 2020 Strategy R3 Fund	13.06%
Principal Inv Bond & Mortgage Securities R5 Fund	11.06%	Russell LifePoints® 2030 Strategy R3 Fund	14.63%
Principal Real Estate Securities R5 Fund	25.17%	Russell LifePoints® 2040 Strategy R3 Fund	14.72%
Principal Inv Ptr Inflation Protection R5 Fund	6.96%	Russell LifePoints® 2050 Strategy R3 Fund	14.67%
Principal Inv Money Market R5 Fund	0.00%

Investment elections can be changed at any time, except with respect to our common stock.

As of October 15, 2007, our common stock was no longer available as a new benchmark investment.  Further, employees and directors who had selected our common stock as a benchmark investment (the “Bancorp Stock Fund”) were allowed to transfer from that fund during a transition period that ended on March 14, 2009.  Employees and directors are no longer allowed to make transfers from the Bancorp Stock Fund, and any distributions will be made in whole shares of our common stock to the extent of the benchmark investment election in the Bancorp Stock Fund.

The following table outlines employee and employer contributions to the Nonqualified Deferred Compensation Plan during the year ended December 31, 2010.  The table also details earnings on plan balances during the year and the aggregate amount of all Nonqualified Deferred Compensation Plan obligations as of December 31, 2010.

NONQUALIFIED DEFERRED COMPENSATION

Named Executive Officer	Executive Contributions in Last FY ($) (a)	Registrant Contributions in Last FY ($) (b)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (c)
Joseph J. MarcAurele	-	34,773	2,953	-	37,726
David V. Devault	-	-	-	-	-
Galan G. Daukas	-	2,427	12,699	-	84,474
James M. Vesey	7,040	-	20,510	-	220,339
Stephen M. Bessette	27,243	517	29,574	-	206,077
John C. Warren	-	-	50,083	-	446,445

(a)
Reflects deferrals of salary and bonus payments that were accrued under the Nonqualified Deferred Compensation Plan during 2010.  Salary amounts are disclosed in the Summary Compensation Table under the year 2010.  Bonus amounts are disclosed in the Summary Compensation Table under the year 2009 for Mr. Vesey.  Mr. Bessette deferred $10,000 of his 2009 bonus during 2010.

(b)
Represents credits for amounts that would have been contributed by the Bank under the 401(k) Plan as described earlier in this Proxy Statement.  Mr. MarcAurele’s credit also includes a contribution of 5% of his salary or $21,635 which is described earlier in this Proxy Statement.  These amounts are disclosed in the Summary Compensation Table, under All Other Compensation in 2010.

(c)	Reflects employee and employer contributions that have been reflected in the Summary Compensation Table in this Proxy Statement and previous proxy statements as outlined in the following table.

Named Executive Officer	2010 ($)	Previous Years ($)	Total ($)
Joseph J. MarcAurele	34,773	-	34,773
David V. Devault	-	-	-
Galan G. Daukas	2,427	89,415	91,842
James M. Vesey	7,040	87,486	94,526
Stephen M. Bessette	17,760	17,500	35,260
John C. Warren	-	410,399	410,399

_______________________

Upon election to defer income, the individual must also elect distribution timing and form of payment.  In-service distributions may be in a lump sum payable in a specific year or in four annual installments commencing in the year a named student reaches age 18.  Accounts may also be distributed commencing in the year following retirement in a lump sum or annual installments over five or ten years.  Retirement is defined as separation from employment after age 65 or after age 55 with 10 or more years of service for executives, and for directors is termination of directorship after age 55.  In the event of pre-retirement separation, accounts become payable in a lump sum in the following year, regardless of distribution election.  Employer contributions are always payable in a lump sum in the year following separation.  Distributions are paid in cash except that distributions from the Bancorp Stock Fund must be in the form of our common stock.

The Nonqualified Deferred Compensation Plan has been restated to comply with Section 409A of the Internal Revenue Code, which imposed new rules on deferred compensation programs.  These rules generally apply to amounts deferred after December 31, 2004 and related earnings (“post-409A accounts”).  Amounts deferred prior to January 1, 2005 and related earnings (“grandfathered balances”) are subject to the rules applicable prior to the effective date of Section 409A.  Participants may change distribution timing and form on grandfathered balances, provided a full calendar year passes between the year in which the change was requested and the new distribution date.  Distribution elections on post-409A accounts may only be changed if (a) the new election is made at least 12 months before the first scheduled payment; (b) the distribution or first installment is delayed at least five years from the originally scheduled payment date; and (c) the new election is not effective until at least 12 months have elapsed.  Participants can receive an early distribution of grandfathered balances, less a withdrawal penalty equal to 10% of the participant’s total grandfathered balance.  In the event of an unforeseeable emergency, executives and directors may receive a distribution from grandfathered balances and/or post-409A accounts, to the extent necessary to meet the emergency and resulting income tax and penalties, subject to certain limitations outlined in the plan.

Potential Post-Employment Payments

The named executive officers are entitled to certain compensation in the event of termination of such executive’s employment.  This section discusses these post-employment payments, assuming separation from employment on December 31, 2010.

Severance Pay and Benefit Continuation

We do not have an employment contract with any named executive officer.  Therefore, no severance benefit is payable and there is no continuation of benefit coverage in the event of a named executive officer’s voluntary or involuntary termination, retirement, disability, or death.  Severance and benefit continuation are available in the event of a change in control as discussed in the Potential Post-Employment Payments table presented later in this section.

Vested Equity Awards

Vested stock option grants are outlined in the Outstanding Equity Awards at Fiscal Year End table earlier in this Proxy Statement.  A named executive officer may exercise his vested stock options at any time through his separation from employment date.  The right to exercise vested stock options is forfeited following his separation from employment for all reasons other than retirement and death.

In the event of the death of the named executive officer, the right to exercise vested stock option grants would transfer to the named executive officer’s estate and would expire on the three year anniversary of the date of death.  In the event of retirement, the named executive officer would have the right to exercise vested nonqualified stock options for three years following retirement and vested incentive stock options for 90 days following retirement.  Mr. Warren commenced retirement benefits on May 1, 2010.  Messrs. Devault, Vesey and Bessette are the only named executive officers who are eligible to retire on December 31, 2010.

Information regarding the effect on unvested equity grants in a separation from employment is discussed in the Potential Post-Employment Payments table and accompanying footnotes presented later in this section.

Retirement Benefits Payable

In the event of any separation from employment on December 31, 2010, Messrs. Devault, Vesey and Bessette would be entitled to their vested benefit in the Pension Plan, Supplemental Pension Plan, and Executive Pension Plan (collectively, the “Defined Benefit Retirement Plans”), as applicable.  Mr. Devault would forfeit his right to the benefit of the Magic 85 Provision under the Pension Plan.  Mr. Warren commenced early retirement benefits under the Pension Plan and Executive Pension Plan effective May 1, 2010.  Mr. MarcAurele is not eligible to participate in the Defined Benefit Retirement Plans.

Retirement benefits are not enhanced in the event of any named executive officer’s voluntary or involuntary termination, retirement or death on December 31, 2010.

In the event of a change in control, the named executive officers receive an enhanced benefit in the form of additional years of benefit service under the Pre-2009 Change in Control Agreements as described earlier.  The value of this enhancement is outlined in the Potential Post-Employment Payments table presented later in this section.

The following table outlines the annual benefits available under the Defined Benefit Retirement Plans, assuming separation from service on December 31, 2010 under various termination scenarios:

		Annual Benefit Payable under Defined Benefit Retirement Plans (a)
Named Executive Officer	Retirement Plan	Voluntary or Involuntary Termination ($)	Retirement ($) (b)	Death Benefit Payable to Surviving Spouse ($) (c)	Change in Control ($) (d)
David V. Devault	Pension Plan	49,423	49,423	22,240	49,423
	Supplemental Pension Plan	9,166	9,166	4,125	14,015
Galan G. Daukas	Pension Plan	19,405	n/a	8,732	19,405
	Supplemental Pension Plan	26,534	n/a	11,940	43,763
James M. Vesey	Pension Plan	36,146	36,146	16,266	36,146
	Supplemental Pension Plan	3,032	3,032	1,364	9,562
Stephen M. Bessette	Pension Plan	35,700	35,700	16,065	35,700
	Supplemental Pension Plan	6,031	6,031	2,714	12,064
John C. Warren (e)	Pension Plan	n/a	46,262	n/a	n/a
	Executive Pension Plan	n/a	208,619	n/a	n/a

(a)
Unless otherwise noted, amount reflects annual benefit payable in the normal form at age 65 and immediately for Messrs. Devault, Vesey, and Bessette who were retirement-eligible on December 31, 2010.  The normal form is a life annuity under the Pension Plan and Supplemental Pension Plan.

(b)
We consider retirement as separation from service after age 65 or after age 55 with ten years of service.  Messrs. Devault, Vesey, and Bessette are the only named executive officers who were eligible to retire on December 31, 2010.

(c)
Amount reflects annual pre-retirement death benefit equal to 50% of the qualified 50% joint and survivor annuity.  Benefit is payable to the surviving spouse from the executive’s 65th birthday unless the executive is retirement-eligible in which case it is payable immediately, and adjusted for early commencement of benefits.

(d)
Assumes change in control and immediate termination under a triggering event as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.

(e)
Mr. Warren commenced retirement benefits under the Pension Plan and Executive Pension Plan as of May 1, 2010.  Amount reflects the actual amount and form of benefit elected which was the 66 2/3 joint and survivor option under the Pension Plan and the 66 2/3 joint and survivor option with 120 guaranteed monthly payments under the Executive Pension Plan.

_______________________

Nonqualified Deferred Compensation Plan

Obligations under the Nonqualified Deferred Compensation Plan generally would become payable in a lump sum in the January following the separation from employment, subject to the six-month delay imposed under Section 409A of the Internal Revenue Code.  A separation from service for Messrs. Devault, Vesey, and Bessette would be deemed a retirement and any plan balance would be paid according to the executive’s distribution election under the plan.  The aggregate balance of the obligations under this plan is detailed in the Nonqualified Deferred Compensation table earlier in this Proxy Statement.  Plan balances represent accrued liabilities for amounts earned and are not enhanced for any voluntary or involuntary termination.

The following table presents potential post-employment payments assuming separation from service on December 31, 2010 under various termination scenarios.

POTENTIAL POST EMPLOYMENT PAYMENTS

Named Executive Officer	Type of Payment	Involuntary or Voluntary Termination ($)	Retirement ($) (a)	Death ($)	Permanent Disability ($)	Change in Control ($) (b)
Joseph J. MarcAurele	Severance (c)(d)	-	-	-	-	1,088,712
	Intrinsic Value of Accelerated Equity (e)(f)	-	-	611,410	114,554	611,410
	Value of Increased Retirement Benefits	-	-	-	-	-
	Health Benefits (g)	-	-	-	-	30,017
	Gross Up	-	-	-	-	-
	Total	-	-	611,410	114,554	1,730,139
David V. Devault	Severance (c)	-	-	-	-	567,032
	Intrinsic Value of Accelerated Equity (e)	-	39,292	101,432	-	101,432
	Value of Increased Retirement Benefits (h)	-	-	-	-	67,859
	Health Benefits (g)	-	-	-	-	25,988
	Gross Up	-	-	-	-	-
	Total	-	39,292	101,432	-	762,311
Galan G. Daukas	Severance (c)	-	-	-	-	1,137,814
	Intrinsic Value of Accelerated Equity (e)	-	-	139,032	-	139,032
	Value of Increased Retirement Benefits (h)	-	-	-	-	79,706
	Health Benefits (g)	-	-	-	-	26,012
	Gross Up	-	-	-	-	-
	Total	-	-	139,032	-	1,382,564
James M. Vesey	Severance (c)	-	-	-	-	477,732
	Intrinsic Value of Accelerated Equity (e)	-	53,190	122,528	-	122,528
	Value of Increased Retirement Benefits (h)	-	-	-	-	77,760
	Health Benefits (g)	-	-	-	-	19,519
	Gross Up (i)	-	-	-	-	221,340
	Total	-	53,190	122,528	-	918,879
Stephen M. Bessette	Severance (c)	-	-	-	-	419,000
	Intrinsic Value of Accelerated Equity (e)	-	51,046	111,588	-	111,588
	Value of Increased Retirement Benefits (h)	-	-	-	-	72,259
	Health Benefits (g)	-	-	-	-	19,492
	Gross Up (i)	-	-	-	-	191,423
	Total	-	51,046	111,588	-	813,762

(a)
We consider retirement as separation from service after age 65 or after age 55 with ten years of service.  Messrs. Devault, Vesey, and Bessette are the only named executive officers who were eligible to retire on December 31, 2010.

(b)
Assumes change in control and immediate termination under a triggering event as described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.

(c)
Severance payments are based on the salary in effect at December 31, 2010 plus bonus using the multiple described under the heading “Compensation Discussion and Analysis - Change in Control Agreements” earlier in this Proxy Statement.  For Messrs. Devault, Daukas, Vesey, and Bessette, bonus-related severance payments are based on the highest bonus paid during the two years prior to December 31, 2010.  For Mr. MarcAurele, bonus-related severance payments are based on the average of the bonuses paid during the three years prior to December 31, 2010.  Bonus for these purposes includes payments under the Annual Performance Plan and the Wealth Management Business Building Incentive Plan, as applicable.

(d)	The severance payment for Mr. MarcAurele has been reduced by $261,288 to reflect the mandatory Section 280G cutback provision in his agreement.

(e)
Reflects the value of accelerated equity based upon market closing price of $21.88 on December 31, 2010, as well as the value of dividend equivalents that would become payable under the performance share unit award grant.  Unvested equity grants are outlined in the Outstanding Equity Awards at Fiscal Year End table earlier in this Proxy Statement.  All unvested awards would be forfeited upon voluntary or involuntary termination.  All unvested awards would become fully vested upon a change in control or death.  All unvested awards for Messrs. Devault, Vesey, and Bessette would be vested on a pro-rated basis upon retirement.  The performance share unit award for Mr. MarcAurele would be vested on a pro-rated basis upon permanent disability.

(f)
For purposes of this table, we have assumed that the Corporation’s performance versus that of the peer group during the performance measurement period was at a percentile ranking of 66.0, resulting in a 132% award to Mr. MarcAurele.  Actual results may be different.

(g)	Reflects the value of health benefits based upon actual 2011 carrier premiums, increased by 8% for years 2 and 3, as applicable.

(h)	Reflects the increase in retirement benefits resulting from the additional months of benefit accrual provided for the Supplemental Pension Plan under the Change in Control Agreements.

(i)	Additional payment to cover the impact of the 20% excise tax imposed by Section 280G of the Internal Revenue Code.

_______________________

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Corporation’s Board.  Annually, the compensation consultant provides a report on the competitiveness and effectiveness of our director compensation program.  In setting director compensation, we consider the role of the directors, amount of time that directors expend in fulfilling their duties as well as the expertise required of Board members.

Cash Compensation Paid to Board Members

For the year ended December 31, 2010, non-employee members of our Board received an annual cash retainer of $20,000.  The person serving as both the chair of the Nominating Committee and Executive Committee received a combined additional annual retainer of $8,000; the chairperson of the Audit Committee received an additional annual retainer of $8,000; and the chairperson of the Compensation Committee received an additional annual retainer of $4,000.  All retainers are paid in quarterly installments.

All members of the Corporation’s Board are also members of the Bank’s Board.  Members of the Bank’s Board did not receive any additional retainer for their involvement in the Bank’s Board, except the chairperson of the Bank’s Trust Committee, who received an additional annual retainer of $4,000.

Non-employee directors receive additional compensation for their attendance at meetings as outlined below:

Meeting	Meeting Fee	Fee for Attending Telephonically
Meetings of the Corporation’s Board	$1,000	n/a
Meetings of the Bank’s Board	$1,000 (a)	n/a
Audit Committee Meetings	$900	$800
All Other Committee Meetings	$800 (b)	$700

(a)	For meetings of the Corporation’s Board and the Bank’s Board held on the same day, as is the general practice, non-employee directors were paid for only one meeting.

(b)	Committee chairpersons who do not receive an additional retainer for service as chairperson received an additional $200 per committee meeting.

Equity Compensation Paid to Directors

In order to align Board interests with shareholders, non-employee directors typically receive an annual equity grant.  In determining the form of equity to be granted, the Compensation Committee considers many factors including the ability to drive corporate performance, tax and accounting treatment and the impact on dilution.

In April 2010, the Compensation Committee granted 1,000 restricted stock units to each non-employee director who continued to serve as our director after the 2010 Annual Meeting of Shareholders.  This grant, which included dividend equivalent rights, vests upon the earliest of (a) the three year anniversary of the grant; (b) change in control of the Corporation; (c) the death of the director; or (d) retirement from the Corporation’s Board after attainment of age 70.

Retirement Plans

Directors are not eligible to participate in any defined benefit plan maintained by the Corporation or the Bank.  Directors are eligible to defer 100% of retainers and meeting fees into the Nonqualified Deferred Compensation Plan.  Directors are not eligible for company contributions.  Provisions regarding types of accounts, investment measurements, form and timing of payments, and distributions that apply to employees also apply to directors.  Retirement for directors is defined in the Nonqualified Deferred Compensation Plan as termination of directorship after attainment of age 55.

Welfare Benefit Plans

Directors are not eligible for medical, dental, life or disability insurance at our expense.  Directors may obtain coverage under the Bank’s group medical and dental insurance plans at their own expense.

Director Summary Compensation Table

Directors who are employees receive no additional compensation for Board service.  The compensation received by the employee directors as employees of the Corporation is shown in the Summary Compensation Table earlier in this Proxy Statement.  As a result of his retirement on April 30, 2010, Mr. Warren became classified as a ‘non-employee director’ and therefore, began receiving compensation for Board service.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2010.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b)	Option Awards ($) (c)	Non-Equity Incentive Plan Compensation ($)	Total ($) (d)
Gary P. Bennett	58,000	19,340	-	-	77,340
Steven J. Crandall	50,100	19,340	-	-	69,440
Robert A. DiMuccio, CPA (e)	10,733	-			10,733
Barry G. Hittner, Esq.	65,300	19,340	-	-	84,640
Katherine W. Hoxsie, CPA	66,400	19,340	-	-	85,740
Edward M. Mazze, Ph.D.	50,400	19,340	-	-	69,740
Kathleen E. McKeough	69,300	19,340	-	-	88,640
Victor J. Orsinger II, Esq.	54,500	19,340	-	-	73,840
H. Douglas Randall, III	57,800	19,340	-	-	77,140
Patrick J. Shanahan, Jr.	66,200	19,340	-	-	85,540
Neil H. Thorp (f)	22,000	-	-	-	22,000
John F. Treanor	58,000	19,340	-	-	77,340
John C. Warren	33,900	-			33,900

(a)	Total reflects fees and retainers earned. During 2010, Director Hoxsie deferred $6,640 into the Nonqualified Deferred Compensation Plan.

(b)
Amount listed reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for restricted stock unit award on April 27, 2010.  Assumptions related to the financial reporting of restricted stock units are presented in Footnote 16 to the Consolidated Financial Statements presented in the 2010 Form 10-K.

(c)	There were no stock option grants to non-employee directors during 2010.

(d)	There is no Other Income, Change in Pension Value, nor Nonqualified Deferred Compensation Plan Earnings required to be disclosed in this table.

(e)	Mr. DiMuccio joined the Corporation’s Board on September 1, 2010.

(f)	Mr. Thorp retired from the Corporation’s Board on April 27, 2010.
_______________________

The following table sets forth information with respect to the directors concerning outstanding stock option awards and unvested stock awards as of December 31, 2010.  Outstanding stock option awards and unvested stock awards for Mr. Warren were presented earlier in this Proxy Statement.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)
Gary P. Bennett	4/24/2001	2,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
	4/22/2008				600
	4/27/2010				1,000
Steven J. Crandall	4/24/2001	2,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
	4/22/2008				600
	4/27/2010				1,000
Robert A. DiMuccio, CPA		-	-	-	-
Barry G. Hittner, Esq.	4/27/2004	2,000	-	$27.56
	4/22/2008				600
	4/27/2010				1,000
Katherine W. Hoxsie, CPA	4/24/2001	2,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
	4/22/2008				600
	4/27/2010				1,000
Edward M. Mazze, Ph.D.	4/23/2002	1,500	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
	4/22/2008				600
	4/27/2010				1,000
Kathleen E. McKeough	4/27/2004	2,000	-	$27.56
	4/22/2008				600
	4/27/2010				1,000
Victor J. Orsinger II, Esq.	4/24/2001	1,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
	4/22/2008				600
	4/27/2010				1,000

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)
H. Douglas Randall, III	4/24/2001	2,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
	4/22/2008				600
	4/27/2010				1,000
Patrick J. Shanahan, Jr.	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
	4/22/2008				600
	4/27/2010				1,000
Neil H. Thorp	4/24/2001	2,000	-	$17.85
	4/23/2002	2,000	-	$20.23
	4/29/2003	2,000	-	$20.62
	4/27/2004	2,000	-	$27.56
John F. Treanor	4/23/2001	9,894	-	$17.80
	4/22/2002	6,266	-	$20.03
	5/12/2003	10,473	-	$20.00
	4/27/2010				1,000

_______________________

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members are currently directors Bennett (Chairperson), Hittner, Mazze, McKeough, Orsinger and Shanahan.  We are not aware of any compensation committee interlocks or relationships involving our executive officers or members of the Corporation’s Board requiring disclosure in this Proxy Statement.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for providing independent, objective oversight of our accounting functions and internal controls.  In connection with its responsibilities, the Audit Committee (1) reviewed the scope of the overall audit plans of both the internal audit staff and the independent registered public accounting firm; (2) evaluated the results of audits performed by the internal audit staff and independent registered public accounting firm that included but were not limited to accounting issues and internal controls; (3) assessed the action that has been taken by management in response to the audit results; and (4) appraised the effectiveness of the internal and independent audit efforts.  The Audit Committee also assesses actions taken by management in connection with the internal control documentation and testing of internal controls over financial reporting and management’s assertions related thereto in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and the related reports of the independent registered public accounting firm on these matters.

In addition, the Audit Committee has:

▪	Reviewed and discussed the audited financial statements with management;

▪	Discussed with KPMG LLP, its independent registered public accounting firm, the matters required to be discussed by SAS 61, as amended; and

▪
Received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the independent registered public accounting firm’s independence.

Based on the review and discussions above, the Audit Committee recommended to the Corporation’s Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

The foregoing report has been furnished by the members of the Audit Committee:

Katherine W. Hoxsie, CPA (Chairperson)	Edward M. Mazze, Ph.D.
Steven J. Crandall	Kathleen E. McKeough
Robert A. DiMuccio, CPA	Patrick J. Shanahan, Jr.
Barry G. Hittner, Esq.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

During the years ended December 31, 2010 and December 31, 2009, we paid the following fees to KPMG LLP:

	2010	2009
Audit fees (a)	$599,000	$605,500
Audit-related fees	0	0
Tax fees (b)	50,090	49,800
All other fees	0	0
Total fees paid to KPMG LLP	$649,090	$655,300

(a)
Consists of annual audit of consolidated and subsidiary financial statements including Sarbanes-Oxley attestation, reviews of quarterly financial statements and other services provided by KPMG LLP in connection with statutory and regulatory filings.

(b)	Consists of tax return preparation, tax compliance and tax advice.

The Audit Committee has adopted a policy whereby engagement of the independent registered public accounting firm for audit services and for non-audit services shall be pre-approved by the Audit Committee, subject to the de minimus exception described in Section 10A(i)(1)(B) of the Exchange Act for non-audit services.  During 2010 the Audit Committee pre-approved 100% of the Audit fees, Audit-related fees, Tax fees and All other fees.

The Audit Committee has considered whether the provision of the services identified under the headings “Audit-related fees,” “Tax fees” and “All other fees” is compatible with maintaining KPMG LLP’s independence and has determined that provision of such services is consistent with maintaining the principal auditor’s independence.

INDEBTEDNESS AND OTHER TRANSACTIONS

The Bank has had transactions in the ordinary course of business, including borrowings, with certain of our directors and executive officers and their associates, all of which were made on substantially the same terms, including interest rates (except that executive officers and all other employees are permitted a modest interest rate benefit on first mortgages secured by a primary residence and other consumer loans) and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features when granted.  Similar transactions may be expected to take place in the ordinary course of business in the future.  The aggregate extensions of credit outstanding at December 31, 2010 to all directors, executive officers and their related interests amounted to $4,677,709 in the aggregate.  Any such transaction presently in effect with any director or executive officer is current as of this date, and is in compliance with Regulation O.

Patrick J. Shanahan, Jr., a director, was the former Chairman and Chief Executive Officer of First Financial Corp. prior to its acquisition by us in 2002.  In connection with such acquisition, we agreed to (1) provide Mr. Shanahan with health insurance benefits under our health plan until he attains age 65, and (2) assume the obligation to provide Mr. Shanahan with a supplemental retirement benefit equal to monthly installments of $20,854 payable for the life of Mr. Shanahan with a 50% spousal survivor benefit.  These benefits do not impair Mr. Shanahan’s independence under the listing standards of NASDAQ and the rules of the SEC.

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

We conduct annual procedures, including the use of a written survey form, to (i) identify parties related to directors and executive officers and (ii) document the existence and terms of any related party transactions.  As indicated previously, the approval of loan transactions involving directors, executive officers and their related interest is governed by the provisions of Regulation O.  All other transactions involving directors and executive officers are reviewed annually by the Corporation’s Board.  The purpose of the review is to determine that such transactions are conducted on terms not materially less favorable than what would be usual and customary in transactions between unrelated persons and, in the case of transactions involving directors, to determine whether such transactions affect the independence of a director in accordance with the relevant rules and standards issued by the SEC and NASDAQ.  We do not maintain a formal written policy concerning the aforementioned procedures.  Our Code of Ethics provides guidance on business relations between us and our directors, officers and employees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC.  Insiders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.  Based solely upon a review of the copies of such reports furnished to us, and on written representations from certain reporting persons, we believe that during 2010, all Section 16(a) filing requirements applicable to its Insiders were complied with, with the following exception: David W. Wallace, a beneficial owner of more than 10% of the Corporation’s stock, did not timely file two Form 4 reports with respect to five transactions.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL NO. 2)

The ratification of the Audit Committee’s decision to retain KPMG LLP to serve as our independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the current fiscal year ending December 31, 2011 will be submitted to our shareholders at the Annual Meeting.  Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to answer appropriate questions.  Action by shareholders is not required by law in the appointment of the independent registered public accounting firm, but their appointment is submitted by the Audit Committee in order to give our shareholders a voice in the designation of our independent registered public accounting firm.  If the appointment is not ratified by the affirmative vote of holders of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon (provided that a quorum is present), the Audit Committee will reconsider its choice of KPMG LLP as our independent registered public accounting firm.

The board of directors unanimously recommends that shareholders vote “FOR” this proposal.

NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE CORPORATION’S
NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 3)

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), our Board of Directors is submitting for shareholder approval, on an advisory basis, the compensation paid to our named executive officers as described in this proxy statement.

The resolution that is the subject of this proposal is a non-binding advisory resolution.  Accordingly, the resolution will not have any binding legal effect regardless of whether or not it is approved and may not be construed as overruling a decision by Washington Trust or the Board of Directors or to create or imply any change to the fiduciary duties of the Board.  Furthermore, because this non-binding advisory resolution primarily relates to compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit those decisions.  However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

Washington Trust has six named executive officers, Messrs. MarcAurele, Devault, Daukas, Vesey, Bessette and Warren.  The compensation program of Washington Trust is designed to attract, motivate and retain our named executive officers, who are critical to our success, by offering a combination of base salary and annual and long-term incentives that are closely aligned to the annual and long-term performance objectives of the Corporation.  Please see “Compensation Disclosure and Analysis” beginning on page 14 for additional information about our executive compensation programs.

We believe that the effectiveness of our compensation programs is demonstrated by the accomplishments of management over the last fiscal year, including a 49% increase in net income; 49% increase in diluted earnings per share; a 253 basis point improvement in our return on equity; and a 45 basis point improvement in our net interest margin.  In addition, we achieved record deposit levels and reached an all-time high in wealth management assets under administration, all while maintaining solid asset quality and strong capital ratios.  This performance resulted in a higher than target payout under our performance-based cash incentive program, which is juxtaposed against plan payments in 2009 that averaged only 38% of plan targets for the named executive officers.  Further, in 2009, we decided to forego equity compensation to employees and directors (except for a new hire grant to Mr. MarcAurele).  We believe the variability in both corporate performance and total compensation for 2009 and 2010 underscore our pay for performance link and illustrate sound compensation practices.

The Board of Directors values the importance of receiving regular input from our shareholders on important matters such as the compensation of the Corporation’s executive officers. We appreciate the past support and approval of employee incentive programs by our shareholders.  We believe our compensation philosophy is sound, and our compensation package provides a strong link between pay and performance.  Our longstanding compensation principles of supporting the business strategy, paying for performance, providing competitive compensation and aligning with shareholder interests remain unchanged.  For these reasons, the Board recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the compensation of Washington Trust’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, be approved.

The Board of Directors unanimously recommends that shareholders vote “FOR” this proposal.

NON-BINDING RESOLUTION TO SELECT THE FREQUENCY OF A SHAREHOLDER VOTE TO
APPROVE THE COMPENSATION OF THE CORPORATION’S NAMED EXECUTIVE OFFICERS
(PROPOSAL NO. 4)

As required under the Dodd-Frank Act, our Board of Directors is also submitting for shareholder consideration a proposal to determine, on an advisory basis, whether future shareholder advisory votes to approve the compensation paid to our named executive officers should be sought either annually, every two years or every three years.

The subject of this proposal is a non-binding advisory resolution.  Accordingly, the resolution will not have any binding legal effect and may not be construed as overruling a decision by Washington Trust or the Board of Directors or to create or imply any change to the fiduciary duties of the Board.  However, the Board intends to take the results of the vote on this proposal into account in its decision regarding the frequency with which Washington Trust submits say-on-pay proposals in the future.

The Board of Directors values the importance of receiving regular input from our shareholders on important matters such as the compensation of the Corporation’s executive officers. We appreciate the past support and approval of employee incentive programs by our shareholders. Accordingly, as indicated below, the Board of Directors recommends that you vote for a frequency of every “1 year” for future shareholder advisory votes to approve the compensation of the Corporation’s named executive officers.

The enclosed proxy card gives you four choices on voting on this item.  In addition to considering whether future shareholder advisory votes to approve the compensation of Washington Trust’s named executive officers should occur every one year, every two years, or every three years, you also may choose to abstain from voting on this item.

Please note that you are not voting to approve or disapprove the Board’s recommendation on this item.

The Board of Directors unanimously recommends that shareholders vote for a frequency of every “1 year” for future shareholder advisory votes to approve the compensation of Washington Trust’s named executive officers.

SHAREHOLDER PROPOSALS

Any shareholder who wishes to submit a proposal for presentation to the 2012 Annual Meeting of Shareholders must submit the proposal to the Corporation, 23 Broad Street, Westerly, Rhode Island 02891, Attention: Chief Executive Officer, not later than November 15, 2011 for inclusion, if appropriate, in our proxy statement and the form of proxy relating to the 2012 Annual Meeting of Shareholders.  Any proposal submitted after November 15, 2011 will be considered untimely.  Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement.

In addition, in order for a nominee to be considered at an Annual Meeting, our Restated Articles of Incorporation, as amended, provide that director nominations may be submitted by any shareholder entitled to vote for the election of directors provided that advance written notice of such proposed nomination, with appropriate supporting documentation as required by our Restated Articles of Incorporation, is received by our Secretary not less than 14 days nor more than 60 days prior to any meeting of the shareholders called for the election of directors at which such shareholder is present by person or by proxy; provided, however, that if fewer than 21 days notice of the meeting is given to shareholders, such written notice of such proposed nomination must be received by our Secretary not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders.  For this Annual Meeting, such proposals must be received by the Corporation not earlier than February 25, 2011 and not later than April 12, 2011.

HOUSEHOLDING OF PROXY MATERIALS

We send only one annual report and proxy statement to multiple shareholders sharing an address unless we have received contrary instructions from you or any shareholder at that address.  This practice, known as “householding,” is designed to reduce the costs to the Corporation of preparing and mailing duplicate materials as well as to reduce the volume of duplicate information received at one household.  However, if you reside at such an address and wish to receive a separate annual report or proxy statement, you may contact our transfer agent, American Stock Transfer & Trust Company, to “opt-out” or revoke your consent.  If you “opt-out” or revoke your consent to householding, each shareholder residing at your address will receive individual copies of our proxy statement and annual report.  If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting American Stock Transfer & Trust Company.  American Stock Transfer & Trust Company can be contacted by telephone at 800-852-0354 and by mail at 59 Maiden Lane, Plaza Level, New York, New York 10038.

If you wish to request separate copies free of charge of an annual report or proxy statement, please send your request to Elizabeth B. Eckel, Senior Vice President, Marketing, Washington Trust Bancorp, Inc., P.O. Box 512, Westerly, Rhode Island 02891, or call our Investor Relations Department at 401-348-1566 or visit our website at www.washtrust.com.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any shareholder desiring to send communications to the Corporation’s Board, or any individual director, may forward such communication to our Secretary at our offices at 23 Broad Street, Westerly, Rhode Island 02891.  The Secretary will collect all such communications and forward them to the Corporation’s Board and any such individual director.

FINANCIAL STATEMENTS

Our financial statements are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which has been provided to our shareholders concurrently herewith.  Such report and the financial statements contained in our Annual Report on Form 10-K are not to be considered as a part of this soliciting material.

OTHER BUSINESS

Management knows of no matters to be brought before the Annual Meeting other than those referred to in this Proxy Statement, but if any other business should properly come before the meeting, the persons named in the proxy intend to vote in accordance with their best judgment.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Corporation under the Securities Act of 1933, as amended, or the Exchange Act, the sections of the Proxy Statement entitled “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, is available on our website at www.washtrust.com under Investor Relations – SEC Filings.  Copies are also available without charge upon written request addressed to Elizabeth B. Eckel, Senior Vice President, Marketing, Washington Trust Bancorp, Inc., P.O. Box 512, Westerly, Rhode Island 02891-0512.

EXPENSE OF SOLICITATION OF PROXIES

The cost of solicitation of proxies, including the cost of reimbursing brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and Proxy Statements to their principals, will be borne by the Corporation.  Solicitation may be made in person or by telephone or telegraph by officers or regular employees of the Corporation, who will not receive additional compensation therefore.  In addition, we have retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee of $6,500 plus customary expenses.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN,
YOUR VOTE IS IMPORTANT TO THE CORPORATION.

PLEASE COMPLETE, DATE AND SIGN AND PROMPTLY RETURN
THE ENCLOSED PROXY CARD TODAY.  YOU MAY ALSO VOTE
YOUR SHARES THROUGH THE INTERNET OR BY TELEPHONE.

Submitted by order of the Board of Directors,

/s/ David V. Devault

David V. Devault
Secretary

Westerly, Rhode Island
March 14, 2011

ANNUAL MEETING OF SHAREHOLDERS OF

WASHINGTON TRUST BANCORP, INC.

April 26, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting
To Be Held on April 26, 2011: The Corporation's 2011 Proxy Statement and its Form 10-K
and Annual Report for 2010 are available at www.washtrust.com/proxy.
These documents are also available by calling the Corporation's toll-free number (800) 475-2265 or by contacting Elizabeth B. Eckel, Senior Vice President by email at investor.relations@washtrust.com.

Please sign, date and mail
your proxy card in the envelope provided
 as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL NOS. 1, 2 AND 3
AND VOTE FOR A FREQUENCY OF EVERY “1 YEAR” ON PROPOSAL NO. 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	The election of five directors, nominated by the Board of Directors, for three year terms, each to serve until their successors are duly elected and qualified;				FOR	AGAINST	ABSTAIN
		NOMINEES:	2.	The ratification of the selection of KPMG LLP as the Corporation's independent registered public accounting firm for the year ending December 31, 2011;	☐	☐	☐
☐	FOR ALL NOMINEES	m Gary P. Bennett m John J. Bowen			FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m Robert A. DiMuccio, CPA m H. Douglas Randall, III m John F. Treanor	3.	A non-binding resolution to approve the compensation of the Corporation's named executive officers;	☐	☐	☐
				1 year	2 years	3 years	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)		4.	A non-binding resolution to select the frequency of a shareholder vote to approve the compensation of the Corporation's named executive officers; ☐	☐	☐	☐

			5.	Such other business as may properly come before the meeting, or any adjournment thereof.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●		The undersigned hereby acknowledges receipt of the accompanying notice of Annual Meeting of Shareholders, the Proxy Statement with respect thereto, and the Corporation’s 2010 Annual Report and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time.

This proxy when properly executed will be voted in the manner directed herein by the shareholder. If no direction is made, this proxy will be voted FOR Proposal Nos. 1, 2 and 3 and for a frequency of every “1 YEAR” for future shareholder advisory votes to approve the compensation of Washington Trust's named executive officers on Proposal No. 4.

			PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENEVLOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THE CARD.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WASHINGTON TRUST BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Victor J. Orsinger II and Joseph M. MarcAurele, or either one of them, attorneys with full power of substitution to each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote the common stock of the undersigned in Washington Trust Bancorp, Inc. at the Annual Meeting of its shareholders to be held at the Westerly Library, 44 Broad Street, Westerly, Rhode Island at 11:00 a.m. (local time) on Tuesday, April 26, 2011 or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the shareholders. If no direction is made, this proxy will be voted “FOR” Proposal Nos. 1, 2 and 3 and to hold an advisory vote every “1 YEAR” on Proposal No. 4.

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

COMMENTS: